Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

DATED AS OF APRIL 27, 2011

AMONG

TOSHIBA MEDICAL SYSTEMS CORPORATION,

MAGENTA CORPORATION

AND

VITAL IMAGES, INC.

i

Annex A: Conditions to the Offer

Exhibit A: Definitions

Exhibit B: Form of Certificate of Incorporation of the Surviving Corporation

Table of Defined Terms

Section

14f-1 Statement	Section 3.3(c)
1997 Director Plan	Section 1.1(h)
1997 Option	Section 1.1(h)
1997 Plan	Section 1.1(h)
2006 Option	Section 1.1(h)
2006 Option Cancellation Time	Section 1.1(h)
2006 Plan	Section 1.1(h)
Acceptance Time	Section 1.3(a)
Agreement	Preamble
Anti-Corruption Laws	Section 3.5(f)
Antitrust Filings	Section 6.3(a)
Antitrust Laws	Section 6.3(a)
Articles of Merger	Section 2.2(b)
Bankruptcy and Equity Exception	Section 3.3(a)
Board Actions	Section 1.2(a)
Board of Directors	Recitals
Board Recommendation	Section 1.2(a)
Book-Entry Shares	Section 2.7(b)
Certificate	Section 2.7(b)
CFIUS	Section 3.3(c)
Closing	Section 2.2(a)
Closing Date	Section 2.2(a)
Committee of Disinterested Directors	Section 3.3(e)
Company	Preamble
Company Adverse Change Recommendation	Section 6.8(e)(i)
Company Board	Section 3.3(d)
Company Charter Documents	Section 3.1(b)
Company Common Stock	Recitals
Company Disclosure Documents	Section 3.8(a)
Company Disclosure Letter	Article 3
Company Employees	Section 6.2(a)
Company Financial Advisor	Section 3.9
Company Financial Statements	Section 3.5(b)
Company Intellectual Property	Section 3.15(a)
Company Leases	Section 3.19(c)
Company Material Contract	Section 3.18(a)
Company Preferred Stock	Section 3.2(a)
Company Registered Intellectual Property	Section 3.15(b)
Company SEC Reports	Section 3.5(a)
Company Securities	Section 3.2(c)
Company Severance Practices	Section 6.2(c)
Company Shareholders Meeting	Section 6.1(a)

v

Company Subsidiaries	Section 3.4(a)
Company Subsidiary	Section 3.4(a)
Confidentiality Agreement	Section 6.7(b)
Constituent Corporations	Section 2.1
Continuing Directors	Section 1.3(a)
Current Offering Period	Section 2.7(b)
D&O Insurance	Section 6.9(b)
Director Appointment Date	Section 1.3(a)
Dissenters’ Rights	Section 2.6(a)
Dissenting Shares	Section 2.6(a)
Effective Time	Section 2.2(b)
Employee Benefit Plan	Section 3.10(a)
ERISA Affiliate	Section 3.10(e)
Exchange Agent	Section 2.7(a)
Exchange Fund	Section 2.7(a)
Expiration Date	Section 1.1(a)
GAAP	Section 3.5(b)
Government Filings	Section 6.3(a)
Governmental Authority	Section 3.3(c)
HSR Act	Section 3.3(c)
Indemnified Party	Section 6.9(a)
Independent Directors	Section 1.3(b)
Industry Governmental Authorities	Section 3.14(b)
Information Statement	Section 3.3(c)
Initial Expiration Date	Section 1.1(a)
In-licensed Intellectual Property	Section 3.15(c)
Intellectual Property	Section 3.15(a)
Judgment	Section 3.3(b)
Law	Section 3.3(b)
Maximum Amount	Section 6.9(b)
MBCA	Recitals
Merger	Recitals
Merger Consideration	Section 2.5(a)(i)
Merger Sub	Preamble
Minnesota Registration Statement	Section 1.1(h)
New Plans	Section 6.2(b)
Offer	Recitals
Offer Conditions	Section 1.1(a)
Offer Documents	Section 1.1(h)
Offer Price	Recitals
Outside Date	Section 8.1(b)(i)
Parent	Preamble
Parent Insider	Section 1.3(a)
Permits	Section 3.1(a)
Plan of Merger	Section 1.2(a)
Pre-Closing Period	Section 5.1

Regulatory Permits and Certificates of Conformity	Section 3.14(g)
Representatives	Section 6.8(a)
Required Company Shareholder Vote	Section 3.3(a)
Risk Factors	Article 3
Sarbanes-Oxley Act	Section 3.5(d)
Schedule 14D-9	Section 1.2(c)
Schedule TO	Section 1.1(h)
Share	Recitals
Shareholder Approval	Section 6.1(a)
Shares	Recitals
Subsequent Offering Period	Section 1.1(a)
Subsidiary Documents	Section 3.1(b)
Substantial Detriment	Section 6.3(b)
Surviving Corporation	Section 2.1
Termination Fee	Section 8.3(b)
Top-Up Option	Section 1.4(a)
Top-Up Option Shares	Section 1.4(a)
Transactions	Section 1.2(a)

AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger (this “Agreement”), dated as of April 27, 2011, among Toshiba Medical Systems Corporation, a company formed under the laws of Japan (“Parent”), Magenta Corporation, a Minnesota corporation and a wholly-owned, direct subsidiary of Parent (“Merger Sub”), and Vital Images, Inc., a Minnesota corporation (the “Company”).  Capitalized terms not otherwise defined herein shall have the meaning set forth in Exhibit A attached hereto.

Recitals

A.                                   The boards of directors (or similar governing body) (“Board of Directors”) of Parent and Merger Sub have approved and declared advisable this Agreement and the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement.

B.                                     The Board of Directors of the Company has unanimously (a) determined that this Agreement and the Transactions, including the Offer, the Merger and the Top-Up Option, on the terms and subject to the conditions set forth in this Agreement, are fair to and in the best interests of the Company and its shareholders; (b) approved and declared advisable this Agreement (including the Plan of Merger) and the Transactions, including the Offer, the Merger and the Top-Up Option, on the terms and subject to the conditions set forth in this Agreement; and (c) resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares pursuant to the Offer and, to the extent required by applicable Law, approve the Merger and adopt the Plan of Merger.

C.                                     Parent, as the sole shareholder of Merger Sub, has, by resolution duly adopted, approved this Agreement and the Merger as contemplated by the MBCA.

D.                                    In furtherance of such acquisition, Parent has agreed to cause Merger Sub to commence a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all the shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding (each share of Company Common Stock, a “Share” and, collectively, the “Shares”), at a price per Share of $18.75, net to the seller in cash (such amount, or any higher amount per Share paid pursuant to the Offer in accordance with this Agreement, the “Offer Price”), on the terms and subject to the conditions set forth in this Agreement.

E.                                      Following consummation of the Offer, subject to the terms and conditions of this Agreement, Parent shall cause Merger Sub to merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned, direct subsidiary of Parent, in accordance with the Minnesota Business Corporation Act (the “MBCA”).  Each Share that is not tendered and accepted pursuant to the Offer, other than certain Shares as provided in Section 2.5(a)(ii) and Section 2.6, will thereupon be cancelled and converted in the Merger into the right to receive cash in an amount equal to the Offer Price on the terms and subject to the conditions set forth herein.

F.                                      In consideration of the foregoing and of the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE 1
THE OFFER

Section 1.1                                      The Offer.

(a)                                  Provided that this Agreement shall not have been terminated in accordance with Section 8.1 hereof and provided further that the Company is prepared (in accordance with Section 1.2(c)) to file the Schedule 14D-9 on the same date as Merger Sub commences the Offer, as promptly as practicable after the date hereof (and in any event no later than ten (10) Business Days after the date of initial public announcement of this Agreement), Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 of the Exchange Act) the Offer to purchase any and all of the outstanding Shares at the Offer Price.  The obligation of Merger Sub to accept for payment and pay for any Shares validly tendered and not withdrawn pursuant to the Offer shall be subject to the conditions set forth in Annex A and no other conditions (the “Offer Conditions”).  The Company agrees that no Shares held by any of its Subsidiaries will be tendered pursuant to the Offer.

(b)                                 Merger Sub, or Parent on behalf of Merger Sub, expressly reserves the right to waive, in its sole discretion, in whole or in part, any of the Offer Conditions and to make any change in the terms of or conditions to the Offer; provided that, unless otherwise provided by this Agreement or previously approved by the Company in writing (which approval may be granted or withheld by the Company in its sole discretion), Merger Sub, and Parent on behalf of Merger Sub, shall not, subject to applicable Law, (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the number of Shares sought in the Offer, (iv) impose conditions to the Offer in addition to the Offer Conditions, (v) amend or modify any of the Offer Conditions in a manner that adversely affects the holders of Shares, (vi) change or waive the Minimum Tender Condition, or (vii) extend or otherwise change the Expiration Date other than as required or permitted by this Agreement.

(c)                                  Subject to the terms and conditions of this Agreement, unless the Offer is extended in accordance with this Agreement, the Offer shall expire at midnight, New York City time, on the date that is twenty (20) business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) following the commencement of the Offer (such time, the “Initial Expiration Date,” and such time, or such subsequent time to which the expiration of the Offer is extended in accordance with this Agreement, the “Expiration Date).  Notwithstanding anything in this Agreement to the contrary, unless this Agreement has been terminated in accordance with Section 8.1,

(i)                                     if on any then-scheduled Expiration Date (A) the Minimum Tender Condition or any of the Offer Conditions set forth in paragraph (b) of Annex A shall not have been satisfied (and, to the extent permitted, shall not have been waived by Parent) or (B) any of the other Offer Conditions shall have occurred and be continuing (and, to the extent permitted, shall not have been waived by Parent), then Merger Sub (or Parent on its behalf) may, in its sole discretion, but without limiting Merger Sub’s and Parent’s obligations under clause (ii) of this Section 1.1(c), extend the Offer on one or more occasions, in consecutive increments of up to ten (10) Business Days each, up to and including the Outside Date, the length of each such period to be determined by Merger Sub (or Parent on its behalf) in its sole discretion, until such Expiration Date on which all of the Offer Conditions shall have been satisfied or shall no longer be continuing (as the case may be) or, to the extent permitted, shall have been waived by Parent; and

(ii)                                  (w) Merger Sub (or Parent on its behalf) shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or the NASDAQ Stock Market LLC applicable to the Offer,

(x) if on any then-scheduled Expiration Date (A) any of the Offer Conditions set forth in paragraph (b) of Annex A shall not have been satisfied (and, to the extent permitted, shall not have been waived by Parent) or (B) any of the Offer Conditions set forth in paragraph (c) or (d) of Annex A shall have occurred and be continuing (and, to the extent permitted, shall not have been waived by Parent) then, at the request of the Company, Merger Sub (or Parent on its behalf) shall extend the Offer for successive extension periods of up to ten (10) Business Days each, up to and including the Outside Date, the length of each such period to be determined by Merger Sub (or Parent on its behalf) in its sole discretion, provided that Merger Sub (or Parent on its behalf) shall not be required to extend the Offer if Parent determines in good faith (after consultation with, and giving due consideration to the reasonable views of, the Company) that any such Offer Condition is not reasonably likely to be satisfied or no longer to be continuing (as the case may be) on or prior to the Outside Date,

(y) if on any then-scheduled Expiration Date, any of the Offer Conditions set forth in paragraph (e), (f) or (g) of Annex A shall have occurred and be continuing (and, to the extent permitted, shall not have been waived by Parent), each breach of or failure to perform a representation, warranty, covenant or agreement on the part of the Company that has given rise to the occurrence and continuance of such Offer Condition is capable of being cured prior to the Outside Date, and the Company has certified in writing to Merger Sub and Parent that (A) the Company believes that such breach or failure to perform is capable of being cured prior to the Outside Date, (B) the Company has commenced and will diligently undertake to cure such breach or failure to perform, and (C) the Company believes that such breach or failure to perform is reasonably likely to be cured prior to the Outside Date (it being understood that the Company’s certification shall not be deemed to be determinative of whether any breach or failure to perform is capable of being cured prior to the Outside Date and shall not limit or otherwise prejudice Parent’s right to terminate this Agreement pursuant to Section 8.1), then, at the request of the Company, Merger Sub (or Parent on its behalf) shall extend the Offer for successive extension periods of up to ten (10) Business Days each, up to and including the Outside Date, the length of each such period to be determined by Merger Sub (or Parent on its behalf) in its sole discretion, and

(z) if on any then-scheduled Expiration Date, the Offer Conditions set forth in paragraph (b) of Annex A shall have been satisfied (or, to the extent permitted, waived by Parent) and the other Offer Conditions (other than the Minimum

Tender Condition) shall not have occurred and be continuing (or, to the extent permitted, shall have been waived by Parent), but the Minimum Tender Condition shall not have been satisfied, then, at the request of the Company, Merger Sub (or Parent on its behalf) shall extend the Offer for one or more extension periods of at least five (5) Business Days each (not to exceed twenty (20) Business Days in the aggregate for all such periods), up to and including the Outside Date, the length of each such period to be determined by the Company in its sole discretion.

(d)                                 Following expiration of the Offer, Merger Sub (or Parent on its behalf) may, in its sole discretion, provide a subsequent offering period or one or more extensions thereof (a “Subsequent Offering Period”) in accordance with Rule 14d-11 of the Exchange Act if, as of the commencement of such period, there shall not have been validly tendered (without regard to Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee), and not properly withdrawn pursuant to the Offer that number of Shares necessary to permit the Merger to be effected without a meeting of stockholders of the Company in accordance with Section 302A.621 of the MBCA.  The Offer Documents shall provide for the possibility of a “subsequent offering period”.

(e)                                  Subject to the foregoing, including the requirements of Rule 14d-11 of the Exchange Act, and upon the terms and subject to the conditions of the Offer, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment and pay for (1) all Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after the Expiration Date and (2) each Share validly tendered in any Subsequent Offering Period promptly after such Share is so tendered.  Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Merger Sub expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable Laws.  Any such delay in payment shall be effected in compliance with Rule 14e-1(c) under the Exchange Act.

(f)                                    Merger Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer to any holder of Shares such amounts as Merger Sub is required to deduct and withhold with respect to the making of such payment under the Code or any applicable Tax Law.  To the extent that amounts are so withheld by Merger Sub, such amounts shall be (i) paid over to the appropriate Tax Authority, and (ii) treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Merger Sub.

(g)                                 Merger Sub shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to Section 8.1.  If this Agreement is terminated pursuant to Section 8.1, Merger Sub shall, and Parent shall cause Merger Sub to, promptly terminate the Offer without accepting any Shares previously tendered.  If the Offer is terminated by Merger Sub, or this Agreement is terminated prior to the purchase of Shares in the Offer, Merger Sub shall promptly return, and shall cause any depositary acting on behalf of Merger Sub to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.

(h)                                 As promptly as practicable on the date of commencement of the Offer, Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including any exhibits thereto, the “Schedule TO”), which shall contain an offer to purchase reflecting the terms and conditions of this Agreement, and a form of the letter of transmittal and summary advertisement and other ancillary documents and instruments, if any, in respect of the Offer (such Schedule TO and the documents included therein pursuant to which the Offer shall be made, together with any amendments or supplements thereto, and including exhibits thereto, the “Offer Documents”); (ii) timely file with the Commissioner of Commerce of the State of Minnesota any registration statement relating to the Offer required to be filed pursuant to Chapter 80B of the Minnesota Statutes (the “Minnesota Registration Statement”); and (iii) cause the Offer Documents to be disseminated to holders of Shares as and to the extent required by the Exchange Act.  The Company shall promptly furnish to Parent and Merger Sub in writing all information concerning the Company that may be required by applicable Law or reasonably requested by Parent or Merger Sub for inclusion in the Offer Documents.  Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Merger Sub agree to take all steps necessary to cause the Schedule TO, as so corrected or supplemented, to be filed with the SEC and the Offer Documents, as so corrected or supplemented, to be disseminated to holders of Shares, in each case as, and to the extent, required by applicable Law.  The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO before it is filed with the SEC, and Parent and Merger Sub shall give due consideration to the reasonable additions, deletions or changes suggested by the Company or its counsel.  Parent and Merger Sub shall promptly provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, Merger Sub or their counsel may receive after the date hereof from the SEC or its staff with respect to the Offer Documents promptly after receipt of those comments.  The Company and its counsel shall be given a reasonable opportunity to review any written responses to such SEC comments, and Parent shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

Section 1.2                                      Company Actions.

(a)                                  The Company hereby approves of and consents to the Offer, the Merger, the Top-Up Option and the other transactions contemplated by this Agreement (collectively, the “Transactions”) and represents that at a meeting duly called and held prior to the execution of this Agreement, the Company Board (and the Committee of Disinterested Directors) duly and unanimously adopted resolutions, which have not subsequently been rescinded or modified in any way, (i) declaring that this Agreement and the Transactions, including the Offer, the Merger and the Top-Up Option, are fair to and in the best interests of the Company and its shareholders; (ii) approving and declaring advisable this Agreement (including the plan of merger (as such term is used in Section 302A.611 of the MBCA) contained herein (the “Plan of Merger”)), and the Transactions, including the Offer, the Merger and the Top-Up Option (such approval having been made in accordance with the MBCA, including for purposes of Section 302A.613, Subd. 1 thereof); and (iii) recommending that the Company’s shareholders accept the Offer, tender their Shares to Merger Sub pursuant to the Offer and, to the extent required to consummate the Merger, approve the Merger and adopt the Plan of Merger (such recommendations, the “Board

Recommendation”; and such actions by the Company Board (and the Committee of Disinterested Directors) described in clauses (i) through (iii), collectively, the “Board Actions”).  The Company hereby consents to the inclusion in the Offer Documents of a description of the Board Recommendation and the other Board Actions.

(b)                                 The Company shall promptly after the date hereof and from time to time thereafter as requested by Parent or its agents, furnish Parent with an updated list (and, if available, computer files) of its shareholders, non-objecting beneficial owners, mailing labels, the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists (and, if available, computer files) of shareholders, non-objecting beneficial holders, mailing labels and securities positions) and such assistance as Parent or its agents may reasonably request in connection with the Offer.  In addition, in connection with the Offer, the Company shall, and shall use its reasonable best efforts to cause any third parties to, cooperate with Parent and its agents to disseminate the Offer Documents to holders of Shares held in or subject to any Stock Plan or other Employee Benefit Plan, and to permit such holders of Shares to tender Shares in the Offer.

(c)                                  Concurrently with the filing of the Schedule TO with the SEC on the day that the Offer is commenced, the Company shall file with the SEC and disseminate to holders of Shares with the Offer Documents a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with any amendments or supplements thereto and including any exhibits thereto, the “Schedule 14D-9”) that shall reflect the terms and conditions of this Agreement and, subject to Section 6.8(e)(ii), the Board Recommendation and shall include a description of the other Board Actions.  The Company shall also include in the Schedule 14D-9, and represents that it has obtained all necessary consents of the Company Financial Advisor to permit the Company to include in the Schedule 14D-9, in its entirety, the fairness opinion described in Section 3.11, together with a summary thereof and of the underlying financial analysis.  Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect.  The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as, and to the extent, required by applicable Law. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested by Parent, Merger Sub or their counsel.  The Company shall promptly provide Parent, Merger Sub and their counsel with copies of any written comments and shall inform them of any oral comments that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments.  Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review any written responses to such SEC comments, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.

(d)                                 The Company shall promptly file with the Commissioner of Commerce of the State of Minnesota all materials referred to in Section 80B.04 of the Minnesota Statutes.

Section 1.3                                      Company Board and Company Board Committees.

(a)                                  Composition of the Company Board and Board Committees.  Effective upon the initial acceptance for payment by Merger Sub of shares of Company Common Stock pursuant to the Offer (the “Acceptance Time”, the use of which term herein shall not, unless the context otherwise requires, depend upon whether Parent shall exercise its rights under this Section 1.3(a)), and from time to time thereafter up to the Effective Time, subject to payment for such shares of Company Common Stock and subject to Section 1.3(b), Parent shall be entitled to designate up to such number of directors on the Company Board equal to the product (rounded up to the next whole number) obtained by multiplying (i) the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 1.3(a)) and (ii) a fraction, the numerator of which is the number of shares of Company Common Stock held by Parent and Merger Sub (giving effect to the shares of Company Common Stock purchased pursuant to the Offer), and the denominator of which is the total number of then outstanding shares of Company Common Stock.  Promptly following a request by Parent, the Company shall cause the individuals so designated by Parent to be elected or appointed to the Company Board, including either by increasing the size of the Company Board or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by Parent to be elected or appointed to the Company Board (the date on which the majority of the Company’s directors are designees of Parent that have been effectively elected or appointed to the Company Board in accordance herewith, the “Director Appointment Date”).  From time to time after the Acceptance Time, subject to payment for such shares of Company Common Stock and subject to Section 1.3(b), the Company shall take all action necessary to cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board on each committee of the Company Board to the fullest extent permitted by all applicable Laws, including the rules of the NASDAQ Stock Market LLC.  Solely for the purposes of this Section 1.3, any and all members of the Company Board immediately prior to such appointments by Parent who remain on the Company Board after such appointment by Parent shall be referred to as “Continuing Directors”.  Except with respect to two (2) Continuing Directors, the Company has obtained irrevocable resignations of each director on the Company Board, which resignations are each contingent solely upon the occurrence of the Acceptance Time, payment (which, for purposes of this Agreement, shall be satisfied by receipt by the depositary for the Offer of funds from Parent or Merger Sub) for all of the shares of Company Common Stock tendered and not withdrawn pursuant to the Offer and the Company’s acceptance of such resignation.  The Company has made available to Parent complete and correct copies of such resignations on or prior to the date hereof.  Upon the consummation of the Offer, the Company shall accept such number of resignations as will be necessary to effectuate the exercise of Parent’s rights under this Section 1.3(a), subject to Section 1.3(b).  Prior to the Effective Time, the Company Board shall have two (2) Continuing Directors.  If the number of directors who are Continuing Directors is reduced below two (2) prior to the Effective Time, the remaining Continuing Director shall be entitled to designate an individual to fill such vacancy who is not a current or former officer, director, employee or consultant of Parent or any of its Subsidiaries (a “Parent Insider”) and who shall be deemed a Continuing Director for all purposes of this Agreement, and the Company shall cause such designee to be appointed to the Company Board. If, notwithstanding compliance with the foregoing provisions, the number of Continuing Directors is reduced to zero (0), then the other directors on the Company Board shall designate and appoint to the Company Board two (2) directors who are not Parent Insiders who shall be deemed Continuing Directors for all purposes of this Agreement.

(b)                                 Continued Listing.  In the event that Parent’s designees are elected or appointed to the Company Board pursuant to Section 1.3(a), and without limiting Section 1.3(a), until the Effective Time, the Company Board shall have at least such number of directors as may be required by the rules of the NASDAQ Stock Market LLC or the federal securities Laws who are considered independent directors within the meaning of such Laws (“Independent Directors”); provided, however, that after the Acceptance Time, subject to payment by Merger Sub for shares of Company Common Stock tendered pursuant to the Offer, the Company shall, upon Parent’s request, take all action necessary to elect to be treated as a “controlled company” for purposes of Listing Rule 5615(c) of the NASDAQ Stock Market LLC (or any successor provision) and make all necessary filings and disclosures associated with such status; provided, further, that in the event the number of Independent Directors shall be reduced below the number of directors as may be required by such Laws for any reason whatsoever, the remaining Independent Director(s) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no other Independent Director then remains, the other directors shall designate such number of directors as may be required by the rules of the NASDAQ Stock Market LLC or the federal securities Laws to fill such vacancies who shall not be shareholders or Affiliates of Parent or Merger Sub, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement.

(c)                                  Section 14(f) of the Exchange Act.  The Company’s obligation to appoint Parent’s designees to the Company Board pursuant to Section 1.3(a) hereof shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.  The Company shall promptly take all action required pursuant to this Section 1.3 and Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.3, and shall include in the Schedule 14D-9 such information with respect to the Company and its directors and officers as is required under such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3.  Parent shall, reasonably promptly after the date hereof, provide to the Company in writing, and be responsible for any information with respect to itself and its nominees, directors, officers and Affiliates, required by such Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.  The provisions of this Section 1.3 are in addition to, and shall not limit, any right that Merger Sub, Parent or any Affiliate of Merger Sub or Parent may have (with respect to the election of directors or otherwise) under applicable Laws as a holder or beneficial owner of shares of Company Common Stock.

(d)                                 Required Approvals of Continuing Directors.  Notwithstanding anything to the contrary set forth in this Agreement, in the event that Parent’s designees are elected or appointed to the Company Board prior to the Effective Time pursuant to Section 1.3(a) hereof, the prior approval of the Continuing Directors (or the approval of the sole Continuing Director if there shall only be one (1) Continuing Director then in office) shall be required in order to, prior to the Effective Time, (i) amend, modify or terminate this Agreement, or agree or consent to any amendment, modification or termination of this Agreement, in any case on behalf of the Company, (ii) extend the time for performance of, or waive, any of the obligations or other acts of Parent or Merger Sub under this Agreement, (iii) exercise or waive any of the Company’s rights under this Agreement, or (iv) amend or otherwise modify in any material respect the articles of incorporation of the Company or the bylaws of the Company, in each case if such action would adversely affect, or reasonably would be expected to adversely affect, the holders of Shares (other than Parent or Merger Sub), and such approval by a majority of the Continuing Directors (or the sole Continuing Director if there shall only be one (1) Continuing Director then in office) constitute the authorization of the full Company Board with respect to the action so approved, and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize, or for the Company to take, such action.

Section 1.4                                      Top-Up Option.

(a)                                  The Company hereby grants to Merger Sub an option that is irrevocable during the term of this Agreement (the “Top-Up Option”), exercisable upon the terms and subject to the conditions set forth in this Section 1.4, to purchase the number of Shares (the “Top-Up Option Shares”) equal to the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent, Merger Sub and any wholly owned Subsidiary of Parent immediately prior to the exercise of the Top-Up Option, shall constitute up to one (1) share more than 90% of the Fully Diluted Shares but not less than one (1) share more than 90% of the number of Shares then outstanding (after giving effect to the issuance of the Top-Up Option Shares) for a purchase price per Top-Up Option Share equal to the Offer Price. The Top-Up Option may be exercised by Merger Sub in whole or in part; provided that in no event shall the Top-Up Option be exercisable to the extent the number of Shares issuable upon exercise of the Top-Up Option would exceed the Company’s then authorized and unissued Shares (giving effect to Shares reserved for issuance under the Stock Plans, as if such Shares were outstanding).

(b)                                 The Top-Up Option may be exercised by Merger Sub at any time at or after the Acceptance Time and prior to the Effective Time; provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions, unless waived by the Company, that (i) no provision of any applicable Law, and no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court of competent jurisdiction or other Governmental Authority of competent jurisdiction, shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, and (ii) upon exercise of the Top-Up Option and delivery of the Top-Up Option Shares, the aggregate number of Shares owned by Parent, Merger Sub and any wholly owned Subsidiary of Parent shall constitute at least one (1) share more than 90% of the number of Shares then outstanding immediately after the issuance of the Top-Up Option Shares, provided, further, that the Top-Up Option shall terminate concurrently with any termination of this Agreement.  Upon exercise of the Top-Up Option, Parent, Merger Sub and Company covenant to cause the Closing to occur as promptly as practicable following the issuance of the Top-Up Option Shares.

(c)                                  The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished in a manner consistent with all applicable Law, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act. If Merger Sub wishes to so exercise the Top-Up Option, Merger Sub shall give the Company written notice thereof specifying a place and time for the closing of such purchase. At such closing, (i) the purchase price in respect of the Top-Up Option Shares purchased upon such exercise of the Top-Up Option (which shall equal the product of (A) the number of Top-Up Option Shares being purchased pursuant to the Top-Up Option and (B) the Offer Price) shall be paid to the Company, at Merger Sub’s election, either (x) entirely in cash, by wire transfer of immediately available funds to an account designated by the Company, or (y) by paying in cash, by wire transfer of immediately available funds to an account designated by the Company, an amount equal to not less than the aggregate par value of such Top-Up Option Shares and by delivering to the Company Merger Sub’s unsecured, non-negotiable, non-transferable promissory note in the principal amount of the balance of such purchase price, which promissory note shall bear interest at the applicable short term federal rate per annum for U.S. income tax purposes (as periodically set by the IRS), shall mature on the first anniversary of the date thereof, and may be prepaid in whole or in part without premium or penalty, and (ii) the Company shall deliver to Merger Sub a certificate or certificates representing the number of Top-Up Option Shares so purchased.  The parties agree to use their reasonable best efforts to cause the closing of the purchase of the Top-Up Shares to occur on the same day that the Top-Up Notice is deemed received by the Company and, in any event, as promptly thereafter as possible.  The parties further agree to use their reasonable best efforts to cause the Merger to be consummated in accordance with Section 302A.621 of the MBCA as contemplated by Section 6.1(c) as close in time as possible to (including, to the extent possible, on the same day as) the issuance of the Top-Up Shares.

(d)                                 Parent and Merger Sub acknowledge that the Top-Up Option Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act, and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering.  Merger Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act. Any certificates evidencing the Top-Up Option Shares shall include any legends required by applicable securities Laws.

(e)                                  In the event of any change in the number of shares of outstanding Company Common Stock by reason of any stock dividend, stock split, recapitalization, combination, exchange of shares, merger, consolidation, reorganization or the like or any other change in the corporate or capital structure of the Company that would have the effect of diluting Merger Sub’s rights under this Section 1.4, the number of and the purchase price for Top-Up Option Shares will be adjusted appropriately so as to restore to Merger Sub its rights hereunder with respect to the Top-Up Option as the same exists as of the date of this Agreement.

ARTICLE 2
THE MERGER

Section 2.1                                      The Merger.  Subject to the terms and conditions of this Agreement and in compliance with the MBCA, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation.  For purposes of this Agreement, (a) the corporation surviving the Merger after the Effective Time is sometimes referred to as the “Surviving Corporation”; and (b) the Company and Merger Sub are collectively referred to as the “Constituent Corporations”.

Section 2.2                                      Merger Closing.

(a)                                  The Merger shall be consummated (the “Closing”) at 10:00 a.m. (Eastern time) on a date to be specified by Parent (the “Closing Date”), which shall be no later than the third (3rd) Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 7 (other than any such conditions that by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the Closing Date), at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Ave, New York, NY, 10017.

(b)                                 At the Closing, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Minnesota articles of merger (the “Articles of Merger”), in such form as required by, and executed in accordance with, the relevant provisions of the MBCA and shall make all other filings or recordings required under the MBCA (if any).  The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Minnesota, or at such later time as Parent and the Company shall agree and specify in the Articles of Merger (the date and time the Merger becomes effective, the “Effective Time”).

Section 2.3                                      Effect of Merger; Organizational Documents; Directors and Officers.

(a)                                  The Merger shall have the effects set forth in this Agreement and in Section 302A.641 of the MBCA.

(b)                                 At the Effective Time, in accordance with Section 302A.611, Subd. 1(d) of the MBCA, the articles of incorporation of the Company shall be amended and restated in their entirety to be identical to the form attached as Exhibit B and, from and after the Effective Time, such articles of incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law.  From and after the Effective Time, the by-laws of Merger Sub shall be the by-laws of the Surviving Corporation (except that all references therein to Merger Sub shall be automatically amended and shall become references to Surviving Corporation), until thereafter amended in accordance with applicable Law.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall serve until the earlier of their resignation or removal or their respective successors are elected or appointed and qualified in accordance with applicable Law, as the case may be.  The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall serve until the earlier of their resignation or removal or until their respective successors have been elected or appointed and qualified in accordance with applicable Law, as the case may be.

(c)                                  If requested by Parent prior to the Effective Time, the Company shall use reasonable efforts to cause the directors of each of the Company Subsidiaries (or certain of the Company Subsidiaries as indicated by Parent) to tender their resignations as directors, effective as of the Effective Time, and to deliver to Parent written evidence of such resignations at the Effective Time.

Section 2.4                                      Conversion of Merger Sub Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of the capital stock of Merger Sub, each share of common stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.5                                      Conversion of Shares.

(a)                                  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of Shares the following shall occur:

(i)                                     Each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Shares to be canceled pursuant to Section 2.5(a)(ii); and (ii) any Dissenting Shares) shall be converted automatically into the right to receive an amount in cash equal to the Offer Price, without interest (the “Merger Consideration”).  As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate representing any such Shares or of any Book-Entry Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate or such Book-Entry Shares in accordance with Section 2.7, without interest and subject to any withholding of Taxes required by applicable Law.

(ii)                                  Each Share owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment shall be made with respect thereto.

(b)                                 If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed in accordance with the terms of this Agreement into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

Section 2.6                                      Dissenters’ Rights.

(a)                                  Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held of record or beneficially by a Person who has not voted in favor of approval of the Merger and adoption of the Plan of Merger and who is entitled to demand and properly demands dissenter’s rights with respect to such Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Sections 302A.471 and 302A.473 of the MBCA (the “Dissenters’ Rights”), shall not be converted into or represent the right to receive the Merger Consideration for such Dissenting Shares but instead shall be entitled to payment of the fair value (including interest determined in accordance with Section 302A.473 of the MBCA) of such Dissenting Shares in accordance with the Dissenters’ Rights; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Dissenters’ Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration, without interest thereon.  If any demand for fair value is made of Dissenting Shares and the Top-Up Option was exercised prior to the Effective Time, then for purposes of determining the fair value of any Dissenting Shares, the cash received and/or value of the promissory note received by the Company in payment of the exercise price of the Top-Up Option shall be treated as if it had not been paid to or received by the Company and the Shares issued upon exercise of the Top-Up Option shall be treated as if they were not issued or outstanding.

(b)                                 The Company shall serve prompt notice to Parent and its counsel of any demands, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law that are received by the Company for Dissenters’ Rights with respect to any Shares, and Parent shall have the right to participate in, and direct (provided, that such direction may not result in a binding obligation on the part of the Company that is effective prior to the Effective Time), all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 2.7                                      Exchange of Certificates.

(a)                                  Exchange Agent.  Prior to the Effective Time, Parent shall designate and appoint a bank or trust company reasonably acceptable to the Company to act as agent (the “Exchange Agent”) for the payment of the aggregate Merger Consideration in accordance with the terms of this Section 2.7.  Parent shall, or shall take all steps necessary to enable and cause Merger Sub to, deposit with the Exchange Agent at or prior to the Effective Time, the cash necessary to pay for the Shares converted into the right to receive the Merger Consideration pursuant to Section 2.5 (the “Exchange Fund”).  The Exchange Fund shall not be used for any other purpose.  The Exchange Fund shall, pending its disbursement to such holders, be invested by the Exchange Agent as directed by Parent; provided that no gain or loss thereon shall affect the amounts payable hereunder and Parent shall take all actions necessary to ensure that the Exchange Fund includes at all times cash sufficient to satisfy Parent’s obligation under this Agreement.  Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Exchange Agent will be payable to Parent or as Parent otherwise directs, and no part of such net profits shall accrue to the benefit of holders of the Shares.

(b)                                 Exchange Procedures.  Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each Person who was a holder of record of Shares immediately prior to the Effective Time, whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.5, (i) the form of letter of transmittal for use in effecting the surrender of stock certificates that immediately prior to the Effective Time represented Shares (each, a “Certificate”) or uncertificated Shares represented by book-entry (“Book-Entry Shares”) (which transmittal letter shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent); and (ii) instructions for use in surrendering the Certificates or Book-Entry Shares in exchange for the Merger Consideration.  Upon surrender of a Certificate or a Book-Entry Share for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive the Merger Consideration for each Share previously represented by such Certificate or Book-Entry Share, net of applicable Taxes withheld pursuant to Section 2.7(f), and the Certificate or Book-Entry Shares so surrendered shall then be canceled.  In the event payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate(s) formerly representing Shares are registered in the transfer records of the Company, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.  Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall be made only to the Person in whose name such Book-Entry Shares are registered.  Until surrendered in accordance with this Section 2.7, each Certificate and Book-Entry Share shall be deemed at all times from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder thereof has the right to receive in respect of the Shares previously represented by such Certificate or Book-Entry Share pursuant to this Article 2.  No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article 2.

(c)                                  No Further Ownership Rights in Shares.  The Merger Consideration paid upon the surrender for exchange of Certificates and Book-Entry Shares in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates and Book-Entry Shares.  From and after the Effective Time, the stock transfer books of the Company shall be closed and the Surviving Corporation shall not permit any further registration of transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged for the Merger Consideration as provided in this Article 2, except as otherwise provided by Law.

(d)                                 Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Shares for 180 days after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article 2 shall thereafter only be entitled to receive from Parent (subject to abandoned property, escheat or similar Laws, as general creditors thereof) payment of their claim for Merger Consideration.  To the extent permitted by applicable Law, none of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Any amounts remaining unclaimed by holders of Shares immediately prior to the time when such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

(e)                                  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if requested by Parent or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.

(f)                                    Withholding Rights.  Parent, Merger Sub, the Exchange Agent and the Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, whether pursuant to Section 1.1(e), Section 2.5(a)(i) or Section 2.8, such amounts as Parent, Merger Sub, the Exchange Agent or the Company is required to deduct and withhold with respect to the making of such payment under the applicable Law.  To the extent that amounts are so withheld by Parent, Merger Sub, the Exchange Agent or the Company, such amount shall be (i) paid over to the appropriate Tax Authority; and (ii) treated for all purposes of this Agreement as having been paid to the former holder of the Shares, Options or Shares of Restricted Stock, as the case may be, in respect of which such deduction and withholding was made by Parent, Merger Sub, the Exchange Agent or the Company.

Section 2.8                                      Equity-Based Compensation Plans and Awards.

(a)                                  Each share of Restricted Stock that is outstanding immediately prior to the Effective Time shall be treated in the same manner as Shares that are issued and outstanding immediately prior to the Effective Time are treated under Section 2.5.

(b)                                 In addition and without prejudice to the provisions of Section 2.8(d), with respect to each Option (a “1997 Option”) issued under either the 1997 Stock Option and Incentive Plan, as amended (the “1997 Plan”), or the 1997 Director Stock Option Plan, as amended (the “1997 Director Plan”), that is outstanding immediately prior to the Acceptance Time, such 1997 Option, if unvested, shall become vested as of immediately after the Acceptance Time. If the exercise price of any such 1997 Option is equal to or greater than the Offer Price, such 1997 Option shall be cancelled as of immediately after the Acceptance Time, without any consideration being payable in respect thereof, and have no further force or effect.  If the exercise price of any such 1997 Option is less than the Offer Price, such 1997 Option shall be cancelled as of immediately after the Acceptance Time in exchange for the right to receive, in accordance with this Section 2.8(b), a lump sum cash payment in the amount of the aggregate Option Consideration with respect to such 1997 Option.  Following the Acceptance Time, no 1997 Option that was outstanding immediately prior to the Acceptance Time shall remain outstanding and each former holder of any such 1997 Option shall only be entitled to receive the consideration (if any) set forth in this Section 2.8(b) in exchange for such 1997 Option in accordance with this Section 2.8(b).  The consideration (if any) payable under this Section 2.8(b) to each former holder of a 1997 Option that was outstanding immediately prior to the Acceptance Time shall be paid by the Company to such former holder as soon as practicable following the Acceptance Time (but in any event not later than three (3) Business Days thereafter), net of any Taxes withheld pursuant to Section 2.7(f).

(c)                                  In addition and without prejudice to the provisions of Section 2.8(d), with respect to each Option (a “2006 Option”) issued under the 2006 Long Term Incentive Plan, as amended (the “2006 Plan”), that is outstanding immediately prior to the Acceptance Time, such 2006

Option, if unvested, shall become vested as of immediately after the Acceptance Time. Following the Acceptance Time or, if Merger Sub (or Parent on its behalf) provides a Subsequent Offering Period pursuant to Section 1.1(d), following the expiration of such Subsequent Offering Period, if Merger Sub exercises the Top-Up Option pursuant to Section 1.4, Merger Sub (or Parent on its behalf) may request in writing, contemporaneously with such exercise of the Top-Up Option, that the Company cause each 2006 Option that is then outstanding to be cancelled promptly, and upon receipt of such written request the Company shall take all action necessary to cause all such 2006 Options to be cancelled promptly (such time of cancellation, the “2006 Option Cancellation Time “)).  If the exercise price of any such 2006 Option is equal to or greater than the Offer Price, such 2006 Option shall be cancelled as of the 2006 Option Cancellation Time, without any consideration being payable in respect thereof, and have no further force or effect.  If the exercise price of any such 2006 Option is less than the Offer Price, such 2006 Option shall be cancelled as of the 2006 Option Cancellation Time in exchange for the right to receive for each such 2006 Option, in accordance with this Section 2.8(c), a lump sum cash payment in the amount of the aggregate Option Consideration with respect to such 2006 Option.  Following the 2006 Option Cancellation Time, no such 2006 Option that was outstanding immediately prior to the 2006 Option Cancellation Time shall remain outstanding and each former holder of any such 2006 Option shall only be entitled to receive the consideration (if any) set forth in this Section 2.8(c) in exchange for such 2006 Option in accordance with this Section 2.8(c).  The consideration (if any) payable under this Section 2.8(c) to each former holder of a 2006 Option that was outstanding immediately prior to the 2006 Option Cancellation Time shall be paid by the Company to such former holder as soon as practicable following the 2006 Option Cancellation Time (but in any event not later than three (3) Business Days thereafter), net of any Taxes withheld pursuant to Section 2.7(f).

(d)                                 With respect to each Option that is outstanding immediately prior to the Effective Time, such Option, if unvested, shall become vested as of immediately after the Effective Time. If the exercise price of any such Option is equal to or greater than the Offer Price, such Option shall be cancelled as of immediately after the Effective Time, without any consideration being payable in respect thereof, and have no further force or effect.  If the exercise price of any such Option is less than the Offer Price, such Option shall be cancelled as of immediately after the Effective Time in exchange for the right to receive, in accordance with this Section 2.8(d), a lump sum cash payment in the amount of the aggregate Option Consideration with respect to such Option.  Following the Effective Time, no such Option that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Option shall only be entitled to receive the consideration (if any) set forth in this Section 2.8(d) in exchange for such Option in accordance with this Section 2.8(d).  The consideration (if any) payable under this Section 2.8(d) to each former holder of an Option that was outstanding immediately prior to the Effective Time shall be paid by the Company to such former holder as soon as practicable following the Effective Time (but in any event not later than three (3) Business Days thereafter), net of any Taxes withheld pursuant to Section 2.7(f).

(e)                                  The Company Board (i) shall terminate the 1997 Plan and the 1997 Director Plan effective as of immediately after the Acceptance Time and (ii) shall terminate the 2006 Plan effective as of immediately after the first to occur of the 2006 Option Cancellation Time and the Effective Time, provided that, in each case, such termination shall be contingent upon the occurrence of the Acceptance Time.

(f)                                    During the term of this Agreement the Company shall cause no further offering periods to commence under the ESPP from and after the date of this Agreement.  The Company Board (i) shall amend the ESPP, effective as of, and contingent on the occurrence of, the Acceptance Time, to reduce the number of shares of Company Common Stock reserved for issuance under the ESPP to 12,000 Shares, and (ii) shall terminate the ESPP effective as of immediately after the last day of the offering period thereunder that commenced on April 1, 2011 (the “Current Offering Period”), provided that such termination shall be contingent upon the occurrence of the Acceptance Time.  If the Effective Time shall occur on or before June 30, 2011, promptly after the last day of the Current Offering Period, the Company shall pay each participant in the Current Offering Period an amount (not less than zero) in cash equal to (i) the Offer Price multiplied by (ii) the result obtained by dividing (A) the amount of the payroll deductions credited to such participant’s account pursuant to the ESPP as of the last day of the Current Offering Period by (B) the Option Price (as defined in the ESPP).  If the Effective Time shall occur after June 30, 2011, the Company will issue Shares to participants in the ESPP pursuant to the terms of the ESPP for the Current Offering Period and such Shares shall be subject to the provisions of Section 2.5.

(g)                                 The Company shall take such actions (including the adoption of any necessary resolutions and obtaining any necessary consents) as necessary to facilitate the actions contemplated under this Section 2.8.

Section 2.9                                      Further Action.  If at any time after the Effective Time, any further action is necessary or desirable to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of each Constituent Corporation, or otherwise, to take, and shall take, all such lawful and necessary action.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) disclosed in any Qualifying SEC Report (other than (i) any information that is contained in the “Risk Factors” section of such Qualifying SEC Reports, except to the extent such information consists of factual historical statements; and (ii) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such Qualifying SEC Reports) if the relevance of such disclosure as an exception to one or more of the following representations and warranties is readily apparent; or (b) set forth on the disclosure letter (each section of which qualifies (i) the correspondingly numbered representation and warranty or covenant; and (ii) other sections of this Agreement solely to the extent readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections) delivered by the Company to Parent (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1                                      Organization.

(a)                                  Each of the Company and the Company Subsidiaries is a corporation or company duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization.  Each of the Company and the Company Subsidiaries has all requisite corporate power and authority necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted.  Each of the Company and the Company Subsidiaries possesses all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the lawful conduct of their respective businesses as now conducted (collectively, “Permits”), except for such Permits, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 The copies of the articles of incorporation and bylaws of the Company (the “Company Charter Documents”) that are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.  The Company has delivered or made available to Parent or its designee complete and correct copies of the articles of incorporation and by-laws (or comparable organizational documents) of each of the Company Subsidiaries (the “Subsidiary Documents”), in each case, as amended to the date of this Agreement.  All such Company Charter Documents and Subsidiary Documents are in full force and effect and neither the Company is in violation in any respect nor any of the Company Subsidiaries is in violation in any material respect of any of their respective provisions.  The Company has made available to Parent complete copies of all material minutes (or, in the case of minutes that have not yet been finalized, a brief summary of the meeting) of all meetings of shareholders, the Company Board and each committee of the Company Board between January 1, 2009 and the date hereof; provided that the Company shall not be obligated to make available to Parent any minutes for portions of any meetings that discuss the Transactions or any current or prior alternatives thereto considered by the Company Board or any such committee.

Section 3.2                                      Capitalization.

(a)                                  The authorized capital stock of the Company consists of (i) 40,000,000 shares of Company Common Stock; and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”).  As of April 22, 2011: (A) 13,969,479 shares of Company Common Stock were issued and outstanding (including 18,750 shares of Restricted Stock); (B) no shares of Company Preferred Stock were issued or outstanding; and (C) there were outstanding Options to purchase 2,448,688 shares of Company Common Stock, 2,902,874 shares of Company Common Stock were reserved for issuance under the Stock Plans other than the ESPP (including upon exercise of the Options) and 31,750 shares of Company Common Stock were reserved for issuance under the ESPP.  Such issued and outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive or similar rights under any provision of the MBCA and the Company Charter Documents or any agreement to which the Company is a party or by which the Company is otherwise bound.

(b)                                 Section 3.2(b) of the Company Disclosure Letter sets forth a complete and accurate list of all Stock Plans, indicating for each Stock Plan, as of such date, (i) the number of shares of Company Common Stock issued under such Stock Plan; (ii) the number of shares of Company Common Stock subject to outstanding Options under such Stock Plan; (iii) the number of shares of Company Common Stock reserved for future issuance under such Stock Plan; (iv) the number of shares of Company Common Stock (including Restricted Stock) vested under such Stock Plan; (v) the number of Shares of Company Common Stock (including Restricted Stock) unvested under such Stock Plan; (vi) the name of each holder of an unexercised Option, including, for each Option, (A) the date of grant, (B) the number of vested and unvested Shares underlying the Option, (C) the corresponding vesting and exercisability schedule, (D) expiration date, and (E) exercise price; (vii) the aggregate number of shares of Restricted Stock outstanding; and (viii) the name of each holder of Restricted Stock, including, for each Restricted Stock award, (A) the date of the award, (B) the number of shares of Restricted Stock held by each holder, and (C) the corresponding vesting schedule.  The Company has made available to Parent complete and accurate copies of all (x) Stock Plans; (y) forms of agreements evidencing Options; and (z) forms of agreements evidencing Shares of Restricted Stock.  Each Option (1) was granted in compliance with all applicable Laws and all of the terms and conditions of the Stock Plans pursuant to which it was issued; (2) has an exercise price per share of the Common Stock equal to or greater than the fair market value of a share of the Common Stock on the date of such grant; (3) has a grant date identical to the date on which the Company Board or its compensation committee actually awarded such Option; and (4) qualifies for the Tax and accounting treatment afforded to such Option in the Company’s Tax Returns and the Company SEC Reports, respectively.

(c)                                  There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which shareholders of the Company may vote.  Except as set forth in this Section 3.2 or set forth in Section 3.2(b) of the Company Disclosure Letter, there are no issued, reserved for issuance or outstanding (i) shares of capital stock of or other voting securities of or ownership interests in the Company; (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company; (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in the Company; or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company or any Company Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.  Neither the Company nor any Company Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.  Except as set forth in this Section 3.2 or set forth in Section 3.2(b) of the Company Disclosure Letter, none of the Shares and the Company Securities is owned by any Company Subsidiary.  The Company has not, during the period from December 31, 2010 to the date of this Agreement, issued any Company Securities other than any shares of Company Common Stock issued upon the exercise of any Options in existence as of April 22, 2011, pursuant to the terms of the ESPP or except as set forth in Section 3.2(b) of the Company Disclosure Letter.

(d)                                 The Company has not, between December 31, 2010 and the date of this Agreement, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock, other than as a result of any cashless exercise of any Option or the acquisition of any Shares of Restricted Stock from employees of the Company or any Company Subsidiary whose employment has terminated with the Company or such Company Subsidiary.

Section 3.3                                      Authorization; No Conflict.

(a)                                  The Company has the requisite corporate power and authority to enter into and deliver this Agreement and, subject to the adoption of this Agreement by the Company’s shareholders under the MBCA to the extent required by applicable Law in the case of the Merger, to carry out its obligations hereunder.  The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly authorized and approved by the Company Board (and the Committee of Disinterested Directors).  No other corporate proceedings on the part of the Company is necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, except, in the case of the Merger (to the extent required by the MBCA), for the approval of the Merger and adoption of the Plan of Merger by the holders of a majority of the issued and outstanding Shares (the “Required Company Shareholder Vote”).  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, assuming due and valid authorization, execution and delivery thereof by Parent and Merger Sub, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors rights generally and equitable principles of general applicability, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)                                 Neither the execution and delivery of this Agreement by the Company nor the performance or consummation by the Company of the Transactions will (i) result in a violation or breach of or conflict with the Company Charter Documents or the Subsidiary Documents; (ii) result in a modification, violation or breach of, increased liability under or conflict with any provisions of, or result in the loss of any material benefit under or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase (including pursuant to any right of first refusal or the like) under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon, any of the properties, rights or assets owned or operated by the Company or any Company Subsidiaries under any of the terms, conditions or provisions of any Contract to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective properties, rights or assets may be bound; or (iii) subject to receipt of the Required Company Shareholder Vote (to the extent required by the MBCA) and obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 3.3(c), violate any judgment, ruling, order, writ, injunction or decree of any Governmental Authority (“Judgment”) or any statute, code, decree, law, ordinance, rule, regulation or order of any Governmental Authority (“Law”), in each case applicable to the Company, any of the Company Subsidiaries or any of their respective properties or assets, other than, with respect to events described in the foregoing clauses (ii) and (iii), as would not (A) materially and adversely affect the ability of the Company to carry out its obligations under this Agreement, and to consummate the Transactions; or (B) otherwise have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)                                  No consent, approval, order or authorization of, or registration, declaration or filing with, any United States federal, state or local governmental or regulatory authority, court, body or instrumentality or any governmental or regulatory authority, court, body or instrumentality outside of the United States, arbitral or similar forum (each, a “Governmental Authority”) is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution and delivery of this Agreement or the consummation by the Company of the Transactions, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business; (ii) compliance with and filings pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and any other applicable Antitrust Laws; (iii) the filing with the SEC of (A) the Offer Documents and Schedule 14D-9; (B) if necessary, an information statement in definitive form relating to the Company Shareholders Meeting (as defined in Section 6.1(a)) (such information statement, as amended or supplemented from time to time, the “Information Statement”) and compliance with other applicable requirements of the Exchange Act; (C) any information statement required by Rule 14f-1 promulgated by the SEC under the Exchange Act (the “14f-1 Statement”) in connection with the Offer which may be included in Schedule 14D-9; and (D) such reports under Section 13 or 16 of the Exchange Act, as may be required in connection with this Agreement and the Transactions; (iv) compliance with the rules of the NASDAQ Stock Market LLC; (v) notice to the Committee on Foreign Investment in the United States (“CFIUS”) pursuant to the Exon-Florio Amendment, if, following any discussions between Parent and CFIUS staff regarding the Transactions, Parent determines that it is desirable for the parties to file a notice pursuant to the Exon-Florio Amendment; and (vi) such filings and registrations as may be required under Chapter 80B of the Minnesota Statutes.

(d)                                 The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, has duly and unanimously adopted resolutions and not subsequently rescinded or modified in any way (i) declaring that this Agreement and the Transactions, including the Offer, the Merger and the Top-Up Option, are fair to and in the best interests of the Company and its shareholders; (ii) approving and declaring advisable this Agreement, the Plan of Merger and the Transactions, including the Offer, the Merger and the Top-Up Option (such approval having been made in accordance with the MBCA, including for purposes of Section 302A.613 thereof); (iii) providing the Board Recommendation; and (iv) directing that the approval of the Merger and the adoption of the Plan of Merger be submitted, as promptly as practicable upon consummation of the Offer, to Merger Sub (in its capacity as a shareholder of the Company) and any other shareholders of the Company requested by Parent, if required to consummate the Merger under the MBCA.

(e)                                  A committee of disinterested directors of the Company Board (acting in accordance with Section 302A.673 of the MBCA) (the “Committee of Disinterested Directors”), at a meeting duly called and held, has unanimously:

(i)                                     approved this Agreement, the Plan of Merger and the Transactions (including the Offer, the Merger and the Top-Up Option), which approval, to the extent applicable and assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.7(b), constituted approval under the provisions of Sections 302A.011, Subd. 38(h) for the purposes of Sections 302A.671, and 302A.673, Subd. 1 and 302A.675 of the MBCA as a result of which this Agreement, the Plan of Merger and the Transactions, including the Offer, the Merger, the Top-Up Option and the other Transactions, are not and will not be subject to the restrictions on “control share acquisitions” or “business combinations” with an “interested shareholder” under the provision of Sections 302A.671 and 302A.673, respectively, of the MBCA or subject to the “fair price” provisions of Section 302A.675 of the MBCA; and

(ii)                                  recommended to the Company Board that the Company Board approve this Agreement, the Plan of Merger and the Transactions (including the Offer, the Merger and the Top-Up Option).

(f)                                    No further corporate action is required by the Company Board (or any committee thereof), pursuant to the MBCA or otherwise, in order for the Company to approve and adopt this Agreement or the Plan of Merger or to approve the Transactions, including the Offer, the Merger and the Top-Up Option, subject, in the case of the Merger, to the approval of the Merger and adoption of the Plan of Merger by the holders of a majority of the outstanding Shares, if required by applicable Law, which is the only vote of the Company shareholders that may be required for approval of the Merger and adoption of the Plan of Merger and the consummation of the Merger by the Company.

(g)                                 Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.7(b), no further action is required by the Company Board (or any committee thereof) or the shareholders of the Company to render inapplicable to this Agreement, the Plan of Merger, the Offer, the Merger, the Top-Up Option and the other Transactions (i) the restrictions on a “control share acquisition” (as defined in Section 302A.011 of the MBCA) set forth in Section 302A.671 of the MBCA; (ii) the restrictions on “business combinations” with an “interested shareholder” (each as defined in Section 302A.011 of the MBCA) set forth in Section 302A.673 of the MBCA; (iii) the “fair price requirement” set forth in Section 302A.675 of the MBCA; (iv) other similar anti-takeover statute or regulation in Minnesota; or (v) any anti-takeover provision in the Company Charter Documents and, accordingly, none of the foregoing anti-takeover or similar statute or regulation or any anti-takeover provision in the Company Charter Documents applies to this Agreement, the Plan of Merger, the Offer, the Merger or any other Transactions, other than Chapter 80B of the Minnesota Statutes.

Section 3.4                                      Subsidiaries.

(a)                                  All of the Subsidiaries of the Company (each a “Company Subsidiary” and together, the “Company Subsidiaries”) and their respective jurisdictions of organization are identified in Section 3.4(a) of the Company Disclosure Letter.  Other than the Company Subsidiaries, the Company does not own or control, directly or indirectly, any membership interest, partnership interest, joint venture interest, other equity or ownership interest or any other capital stock of any Person.

(b)                                 All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid and nonassessable, and the Company or a Company Subsidiary is the record and beneficial owner of such shares, securities or interests, free and clear of any Liens, and free of any limitations on voting rights.  All such shares of capital stock, equity securities and other ownership interests have been duly and validly issued and are fully paid and nonassessable.  There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments to which the Company or any Company Subsidiary is a party or by which they are bound and that provide for the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiary.  There are no agreements requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary.

Section 3.5                                      SEC Reports and Financial Statements.

(a)                                  Since December 31, 2008, the Company has filed with or furnished to the SEC on a timely basis all forms, reports, schedules, certifications, registration statements, definitive proxy statements and other documents required to be filed or furnished by the Company with or to the SEC.  All such registration statements, forms, reports, schedules, certifications, registration statements, definitive proxy statements and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports”.  As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, (i) the Company SEC Reports filed prior to the date of this Agreement complied, and the Company SEC Reports to be filed after the date of this Agreement will comply, in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports; (ii) none of such Company SEC Reports that is not a registration statement contained (or, in the case of Company SEC Reports to be filed after the date of this Agreement, will contain) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Each Company SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not, and each such Company SEC Report filed subsequent to the date of this Agreement and prior to the consummation of the Offer will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2008 relating to the Company SEC Reports, together with all written responses of the Company thereto.  There are no outstanding or unresolved comments received from the SEC with respect to the Company SEC Reports.  None of the Company SEC Reports is the subject of ongoing SEC review or investigation.

(b)                                 The consolidated balance sheets and the related consolidated statements of operations, consolidated statements of stockholders’ equity and comprehensive income (loss) and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) of the Company contained or to be contained in the Company SEC Reports complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been or will be prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as otherwise noted therein) and present or will present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).  Except as disclosed in the Company Financial Statements as of and for the period ended December 31, 2010 or included in the Company SEC Reports filed after that date and prior to the date of this Agreement, the Company and the Company Subsidiaries do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the Ordinary Course of Business since December 31, 2010; (ii) liabilities or obligations that have not had or are not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect; or (iii) liabilities or obligations incurred in connection with the Transactions.

(c)                                  Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the results, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company SEC Reports.

(d)                                 The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).  Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

(e)                                  The Company has designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15 and 15d-15 promulgated under the Exchange Act)

to ensure that information required to be disclosed by the Company in its filings with the SEC and other public disclosure documents is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.  The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company Board any material weaknesses in internal control over financial reporting; and (ii) any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting.  Since December 31, 2009, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company.  The Company has made available to Parent a summary of all material complaints since December 31, 2009, through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of law.  None of PricewaterhouseCoopers LLP and all other independent public accountants of the Company or any Company Subsidiary has resigned or been dismissed as independent public accountant of the Company or any Company Subsidiary as a result of or in connection with any disagreement with the Company or any Company Subsidiary on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.  No attorney representing the Company or any of the Company Subsidiaries, whether or not employed by the Company or any of the Company Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Company Board or the Company Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.  The Company is in compliance in all material respects with the applicable listing and other rules and regulations of the NASDAQ Stock Market LLC.

(f)                                    None of Company, the Company Subsidiaries, the Company’s and any of the Company Subsidiaries’ directors, officers, agents, employees and other persons that act for or on behalf of Company or any Company Subsidiary”, has violated the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder or any other anti-bribery or anti-corruption Laws applicable to the Company or any Company Subsidiary (collectively, “Anti-Corruption Laws”), in any material respect.  The Company has disclosed to Parent all material internal investigations and, to the Knowledge of the Company, all material external, governmental or other regulatory investigations, in each case regarding any action or any allegation of any action prohibited by any Anti-Corruption Law.

Section 3.6                                      Absence of Material Adverse Changes, etc.  Since December 31, 2010, there has not been or occurred any event, change, occurrence or development of a state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  From December 31, 2010 until the date of this Agreement, except as contemplated hereby, (a) the business of the Company and the Company Subsidiaries, taken as a whole, has been conducted in the Ordinary Course of Business; and (b) there has not been any action or event that would have required the consent of Parent under Section 5.1 (other than actions or events of the kind set forth in Section 5.1(b)(ix) that have been taken or occurred in the Ordinary Course of Business) had such action or event occurred after the date of this Agreement.

Section 3.7             Litigation.  There are no (i) Actions pending or, to the Knowledge of the Company, threatened, to which the Company or any of the Company Subsidiaries or their respective executive officers or directors in such capacity is a party or (ii) Judgments (other than in connection with ex parte intellectual property applications) outstanding (or, to the Knowledge of the Company, threatened to be imposed) against the Company or any of the Company Subsidiaries or their respective executive officers or directors in such capacity, in each case that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

Section 3.8             Disclosure Documents.

(a)           Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s shareholders in connection with the Transactions (the “Company Disclosure Documents”), including the Schedule 14D-9, the Information Statement, if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

(b)           (i) The Information Statement, as supplemented or amended, if applicable, at the time such Information Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on adoption of this Agreement and at the Effective Time; and (ii) any Company Disclosure Document (other than the Information Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)           The information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents, on the date the Offer Documents are first published, sent or given to holders of Shares or at any time at or prior to the Acceptance Time, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading.

Section 3.9             Broker’s or Finder’s Fees.  Except for Piper Jaffray & Co. (the “Company Financial Advisor”), no agent, broker, investment banker, financial advisor or similar Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or similar fee or commission or reimbursement of expenses from any of the parties hereto in connection with any of the Transactions.  The Company has heretofore made available to Parent a complete and correct copy of the Company’s engagement letter with the Company Financial Advisor, which letter describes all fees payable to the Company Financial Advisor in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of the Company Financial Advisor, and the Company will pay such fees and expenses pursuant to such engagement letter to the Company Financial Advisor at the Closing.

Section 3.10           Employee Plans.

(a)           Section 3.10(a) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of all Employee Benefit Plans. For purposes of this Agreement, “Employee Benefit Plan” means: (i) any “employee benefit plan” (as defined in Section 3(3) of ERISA), including multiemployer plans within the meaning of Section 3(37) of ERISA; (ii) any employment, consultancy or similar service plan, agreement or arrangement; and (iii) any other written or oral plan, agreement, program, policy or arrangement providing direct or indirect compensation or benefits (including any funding mechanism therefor now in effect or required in the future as a result of the Transactions), whether formal or informal, legally binding or not, whether or not subject to ERISA, including insurance coverage, severance benefits, change-in-control, collective bargaining, employee loan, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of equity or cash incentive compensation or post-retirement compensation and all unexpired severance agreements, medical, dental, vision or prescription benefits for the benefit of, or relating to, any current or former employee, director or independent contractor of the Company or any Company Subsidiary that is sponsored, maintained or contributed to by the Company or any Company Subsidiary, or with respect to which the Company or any Company Subsidiary has any present or future liability, excluding any of the foregoing that are (A) required to be maintained by the Company or any of the Company Subsidiaries under the Laws of any foreign jurisdiction; or (B) under which neither the Company nor any Company Subsidiary has any actual or contingent legal obligations.

(b)           With respect to each Employee Benefit Plan, the Company has made to Parent a current, complete and accurate copy (or, to the extent no such copy exists, an accurate description), to the extent applicable, of (i) all Employee Benefit Plans and any amendments thereto; (ii) the three (3) most recent annual reports (Form 5500 and attached schedules) filed with the IRS; (iii) each trust agreement or funding instrument, insurance policy summaries, group annuity contract and summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; and (iv) the most recent determination letter (or, if applicable, advisory or opinion letter) from the IRS.

(c)           (i) Each Employee Benefit Plan has been established and administered in material accordance with its terms, and in material compliance with the applicable provisions of ERISA, the Code and other applicable Laws, rules and regulations; (ii) except as specifically required in this Agreement or as may be required by Law, there is no present intention that any Employee Benefit Plan be materially amended, suspended or terminated, or otherwise modified to adversely change benefits (or the levels thereof) under any Employee Benefit Plan at any time within the twelve (12) months immediately following the date hereof; (iii) no event has occurred and no condition exists that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any ERISA Affiliate (as defined herein), to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened with respect to any Employee Benefit Plan; and (v) no facts or circumstances exist that could give rise to any actions, suits or claims with respect to any Employee Benefit Plan.

(d)           Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a determination or opinion letter from the IRS to the effect that such Employee Benefit Plan is qualified and the plan and trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.

(e)           None of the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates has within the last six (6) years (i) sponsored, maintained or been obligated to contribute to an Employee Benefit Plan which is or was ever subject to Section 412 of the Code or Title IV of ERISA; or (ii) been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).  For the purposes of this Agreement, “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code); (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code); or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Company Subsidiary.  Neither the Company nor any Company Subsidiary sponsors or has sponsored any compensatory equity plans other than the Stock Plans or otherwise grants or has granted any equity-based compensation awards other than under the Stock Plans.

(f)            Except as set forth on Section 3.10(f) of the Company Disclosure Letter or as specifically contemplated by this Agreement, no Employee Benefit Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the Transactions could result (either alone or in combination with any other event) in: (i) any payment of, or increase in, remuneration or benefits, to any shareholder, director or employee of the Company or any of the Company Subsidiaries; (ii) any cancellation of indebtedness owed to the Company by any shareholder, director or employee of the Company; (iii) the acceleration of the vesting, funding or time of any payment or benefit to any shareholder, director or employee of the Company; (iv) any limitation or restriction on the right of the Company to merge, amend or terminate any of the Employee Benefit Plans; (v) the Company being required to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award; or (vi) any “parachute payment” within the meaning of Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for the services rendered).

(g)           None of the Employee Benefit Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable Law or to the extent the full cost of such benefits shall be borne by such person.

(h)           Each Employee Benefit Plan subject to Section 409A of the Code is in documentary compliance with Section 409A of the Code and has been operated in good faith compliance with Section 409A of the Code.

(i)            Section 3.10(i) of the Company Disclosure Letter contains a current, correct and complete list identifying each International Plan.  Copies of each International Plan and any amendments thereto have been made available to Parent, and copies of, to the extent applicable, any related trust or funding agreements or insurance policies, amendments thereto, actuarial reports relating thereto and prospectuses or summary plan descriptions relating thereto have been made available to Parent.  Each International Plan has been established and maintained in compliance with its terms and with the requirements prescribed by applicable Law (including any special provisions relating to qualified plans where such International Plan was intended to so qualify) and has been maintained in good standing with the applicable regulatory authorities.  All International Plans that are required to be funded are fully funded, and with respect to all other International Plans, adequate reserves therefore have been established on the accounting statements of the applicable Company or Subsidiary entity.  No material liability or obligation of the Company or its Subsidiaries exists with respect to such International Plans that has not been disclosed on Section 3.10(i) of the Company Disclosure Letter.

(j)            No transaction prohibited by Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Employee Benefit Plan which is covered by Title I of ERISA, which transaction has or will cause the Company or any Company Subsidiary to incur any material liability under ERISA, the Code or otherwise, excluding transactions effected pursuant to and in compliance with a statutory or administrative exemption.

(k)           The Company Board’s Compensation Committee has (i) approved each employment compensation, severance and employee benefit agreement, arrangement or understanding pursuant to which consideration is payable to any director or employee of the Company or any Company Subsidiary as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (including amendments to existing employment agreements, amendments to existing change in control agreements and/or new retention bonus agreements being entered into by the Company and certain of the Company’s executive officers and other employees, in each case in connection with the Transactions); and (ii) taken all other actions necessary or advisable to satisfy the requirements of the non-exclusive safe harbor with respect to such agreement, arrangement or understanding in accordance with Rule 14d-10(d)(2) under the Exchange Act.  The Company Board has determined that the Company’s Compensation Committee is composed solely of “independent directors” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto.

Section 3.11           Opinion of Financial Advisor.  The Company Board has received from the Company Financial Advisor an opinion to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the consideration to be received by the holders of Company Common Stock pursuant to the Offer and the Merger, taken together, is fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective Affiliates).

Section 3.12           Taxes.

(a)           All material Tax Returns required to be filed by, or on behalf of, the Company or any of the Company Subsidiaries have been timely filed, or will be timely filed, in accordance with applicable Law, and all such Tax Returns are, or will be at the time of filing, correct and complete in all material respects.  The Company and each of the Company Subsidiaries has paid in full on a timely basis all material Taxes due and owing (whether or not shown to be due on any such Tax Returns), or, where payment is not yet due, has established in accordance with GAAP an adequate accrual for all Taxes in the Financial Statements of the Company or a Company Subsidiary in accordance with GAAP.  There are no Liens on any of the assets or properties of the Company or any Company Subsidiary with respect to Taxes (other than Liens for Taxes not yet due and payable or for Taxes that the Company or a Company Subsidiary is contesting in good faith through appropriate proceedings and for which adequate accruals and reserves have been established in accordance with GAAP).

(b)           The Company has made available to Parent correct and complete copies of all income and franchise (i.e., state tax returns) Tax Returns and any associated examination reports and statements of deficiencies assessed against or agreed to by the Company or any of the Company Subsidiaries since January 1, 2007.  All income and franchise Tax Returns filed by the Company or any Company Subsidiary for years ending prior to January 1, 2007 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment, giving effect to extensions of waivers, has expired.  No claim, action, suit, dispute or proceeding in respect of any Taxes or examination or audit of any Tax Return of the Company or any of the Company Subsidiaries by any Tax Authority is currently in progress or has been threatened.  No assessment or deficiency for any Tax has been proposed in writing against or with respect to any Taxes or Tax Returns of the Company or any Company Subsidiary.

(c)           Neither the Company nor any Company Subsidiary (i) is or has been included in any “consolidated”, “affiliated”, “unitary” or “combined” Tax Return provided for under the Law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period (other than a group of which the Company and/or any Company Subsidiary are the only members), or (ii) has any liability for the payment of any Taxes for or to any other Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or foreign Law), as a transferee or successor, by contract, or otherwise, including as a result of an express or implied obligation to indemnify any other Person with respect to the payment of any Taxes.

(d)           Neither the Company nor any Company Subsidiary has applied for and/or received a ruling or determination from a Tax Authority regarding a past or prospective transaction of the Company or any Company Subsidiary.

(e)           To the Company’s Knowledge, no written claim has been made by a Tax Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file

Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction.

(f)            Neither the Company nor any Company Subsidiary has been a United States real property holding company within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)           During the past two (2) years, neither the Company nor any of the Company Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(h)           All Taxes required to be withheld or collected by or with respect to the Company or any Company Subsidiary have been timely withheld or collected, and to the extent required, have been timely paid to the appropriate Tax Authority since January 1, 2007.

(i)            Neither the Company nor any of the Company Subsidiaries is, or has been, a party to, is bound by or has any obligation under any Tax Sharing Agreement (other than an agreement exclusively among the Company and the Company Subsidiaries) pursuant to which it will have any obligation to make any payments in respect of Taxes after the Effective Time.

(j)            No power of attorney granted by or with respect to the Company or any of the Company Subsidiaries relating to Taxes is currently in force.  No closing agreement pursuant to Section 7121 of the Code (or any similar provision of any state, local or foreign Law) has been entered into by or with respect to the Company or any of the Company Subsidiaries.  There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation for any claim for or collection of Taxes of the Company or any of the Company Subsidiaries.

(k)           The Company will not be required to include any amounts in, or exclude any item of deduction from, income for any period (or portion thereof) ending after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing Date, or (iv) deferred gains arising prior to the Closing Date.

(l)            Neither the Company nor any of the Company Subsidiaries has participated in any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(m)          No payment which is or may be made by, from or with respect to any Employee Benefit Plan to any Company employee will not be fully deductible as a result of Section 162(m) of the Code.

Section 3.13           Environmental Matters.

Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)           The Company and the Company Subsidiaries are and have for the past five (5) years been in compliance with all applicable Environmental Laws in all material respects, which compliance includes obtaining, maintaining and complying with all permits, notices, approvals and authorizations, if any, required under Environmental Laws in connection with the operation of the Company’s and any Company Subsidiary’s businesses or owned or leased real property.

(b)           There are no pending or, to the Knowledge of the Company, threatened, demands, claims, investigations, proceedings, information requests, or notices against the Company or any Company Subsidiary or, to the Knowledge of the Company, any property currently or formerly leased by the Company or any Company Subsidiary alleging non-compliance with or liability under any Environmental Law.

(c)           There are no conditions associated with the Company or any Company Subsidiary or its operations or any real property currently or formerly leased or operated by the Company or any Company Subsidiary or any other property, including any property to which the Company or any Company Subsidiary or any person working at the request or direction of the Company or any Company Subsidiary has arranged for the disposal or treatment of Hazardous Substances, which would reasonably be expected to give rise to any material violation of any Environmental Laws or result in the Company or any Company Subsidiary incurring Environmental Liabilities.

(d)           There has been no material environmental investigation, study, audit, test, review or other analysis conducted in relation to the business of the Company or any Company Subsidiaries or any property or facility now or previously owned or leased by the Company or any Company Subsidiaries that has not been made available to Parent prior to the date hereof.

(e)           Neither the Company nor any Company subsidiary owns or leases or licenses or, during the prior five (5) years has owned or leased or licensed, any real property in New Jersey or Connecticut.

(f)            Neither the Company nor any Company Subsidiary has assumed by contract or other binding agreement or by operation of Law any material liabilities of a third party arising under or pursuant to any Environmental Law or has agreed to indemnify, defend or hold harmless any third party for any material liabilities arising under or pursuant to any Environmental Law.

Section 3.14           Compliance With Laws.

Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (with respect to the entirety of this Section 3.14 other than in respect of the first sentence of each of Section 3.14(f) and Section 3.14(g)):

(a)           Each of the Company and the Company Subsidiaries is, and during the prior five (5) years has been, in compliance with all, and none of the Company and the Company Subsidiaries is or during the prior five (5) years has been in violation of any, Laws applicable to the conduct of its business or the ownership or operation of its properties or assets, including Applicable Industry Laws and Antitrust Laws (including the Sherman Act, 5 U.S.C. §§ 1-7, the Robinson-Patman Act, 15 U.S.C. § 13, the Clayton Antitrust Act, 15 U.S.C. §§ 12-27, 29 U.S.C.

§§ 52-53, Articles 101 and 102 of the Treaty on the Functioning of the European Union, the merger notification and antitrust Laws of each EU Member State, and the Japanese Anti-Monopoly Act).

(b)           None of the Company and the Company Subsidiaries is or during the past five (5) year has been subject to (or has received any written notice of) any pending or, to the Knowledge of the Company, threatened Action by any Governmental Authority alleging any violation of or noncompliance with any Law, including any Action by (i) the FDA, the U.S. Department of Health and Human Services’ Office of Inspector General or Office of Civil Rights, the U.S. Department of Justice, and any attorney general of any State of the United States, (ii) any EU Institution or any competent authority of the EU Member States, and (iii) any other equivalent Governmental Authority in any other jurisdiction (collectively, “Industry Governmental Authorities”), in each case alleging any violation of or noncompliance with any Applicable Industry Laws.  To the Knowledge of the Company, there is no act, omission, event or circumstance by the Company or any Company Subsidiary that would or reasonably would be expected to result in any such Action.

Without limiting the generality of the foregoing:

(c)           Schedule 3.14(c) of the Company Disclosure Letter sets forth a list of all clinical trials conducted by the Company or the Company Subsidiaries involving Products that are ongoing or were completed since December 31, 2007.  The clinical trials (including any post-marketing studies) conducted by the Company or the Company Subsidiaries were, and if still pending are, being conducted in accordance with all clinical protocols, informed consents and all Applicable Industry Laws.

(d)           No officer or employee of the Company or any of the Company Subsidiaries or, to the Knowledge of the Company, any agent thereof (i) has made any fraudulent or untrue statement to or failed to disclose a fact required to be disclosed to any Industry Governmental Authority or (ii) has committed an act, made a statement or failed to make a statement that would provide the basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any other Industry Governmental Authority to invoke equivalent or similar policies under any Applicable Industry Laws in any jurisdiction.

(e)           During the past five (5) years, none of the Company and the Company Subsidiaries has received written notice from any Governmental Authority alleging that the Company or any of the Company Subsidiaries has introduced into commercial distribution any products manufactured by or on behalf of the Company or any Company Subsidiary or has distributed any products on behalf of another manufacturer (collectively, “Products”) which upon shipment by the Company or any Company Subsidiary were adulterated or misbranded in violation of any Applicable Industry Laws.  To the Knowledge of the Company, there is no act, omission, event or circumstance by the Company or any Company Subsidiary that would or reasonably would be expected to result in any such action.

(f)            Section 3.14(f) of the Company Disclosure Letter sets forth a list of all practice guidelines, technical standards or other voluntary imaging standards with which the Company and the Company Subsidiaries purport to comply.  The Company and the Company Subsidiaries comply with such practice guidelines, technical standards and voluntary imaging standards.

(g)           Section 3.14(g) of the Company Disclosure Letter sets forth a list of all registrations, clearances and approvals issued under the FDA Act, all certificates of conformity issued by Notified Bodies in the EU prior to affixing of a CE Mark to Products in accordance with applicable EU Medical Device Directives, and all registrations or certificates of conformity issued under any Applicable Industry Laws in any other jurisdiction (“Regulatory Permits and Certificates of Conformity”), in each case which are held exclusively by the Company and/or any of the Company Subsidiaries.  The Regulatory Permits and Certificates of Conformity set forth in Section 3.14(g) of the Company Disclosure Letter are the only Regulatory Permits and Certificates of Conformity that are required for the Company and the Company Subsidiaries to conduct their businesses in the United States, the EU Member States and each other jurisdiction in which the Company or any of the Company Subsidiaries presently conducts business.  Each of the Regulatory Permits and Certificates of Conformity set forth in Section 3.14(a) of the Company Disclosure Letter (i) is, and at Closing shall be, in full force and effect, (ii) to the Knowledge of the Company, no suspension, revocation, variation, cancellation or withdrawal thereof is threatened, and (iii) to the Knowledge of the Company, as of the date hereof, there is no basis for any such suspension, revocation, variation, cancellation or withdrawal.  The Company and the Company Subsidiaries have not received written notice from any Governmental Authority alleging that any of the Products are not and, during the past five (5) years, have not been, labeled, promoted and advertised in accordance with their applicable Regulatory Permits and Certificates of Conformity.  To the Knowledge of the Company, there is no act, omission, event or circumstance by the Company or any Company Subsidiary that would or reasonably would be expected to result in any such action.

(h)           Except as set forth on Section 3.14(h) of the Company Disclosure Letter:

(i)            The Company and the Company Subsidiaries and their contract manufacturers are, and for the past five (5) years have been, in compliance in all material respects with, and each Product regulated as a medical device in current commercial distribution is designed, manufactured, prepared, assembled, packaged, labeled, stored, installed, serviced, and processed in compliance with, a recognized quality management system, including the Quality System Regulation set forth in 21 C.F.R. Part 820, the provisions of the EU Medical Device Directives, and ISO 13485.

(ii)           The Company and the Company Subsidiaries have implemented all design modifications to the Products and changes to the production processes used to manufacture the Products, in accordance with their design and process change control procedures, as applicable.  All such design modifications and production process changes have been made in compliance with all Applicable Industry Laws, including those pertaining to the need for additional Regulatory Permits and Certificates of Conformity, as applicable, for such modifications and changes.

(iii)          During the past five (5) years, neither the Company’s nor any of the Company Subsidiaries’ facilities has been inspected by either the FDA or the equivalent competent Governmental Authority in any other jurisdiction.

(i)            None of the Company and the Company Subsidiaries has submitted any claim for payment to, or by its or their conduct caused any claim to be filed relating to, any payment program in violation of any Applicable Industry Laws.

(j)            None of the Company and the Company Subsidiaries has used in any capacity the services of any individual or entity debarred or excluded, or has engaged in any conduct that has resulted or would reasonably be expected to result in debarment or exclusion, under 21 U.S.C. § 335a(a), 42 U.S.C. § 1320a-7, or any equivalent or similar Applicable Industry Laws.

(k)           None of the Company and the Company Subsidiaries has failed to comply with the HIPAA/HITECH standards regarding protected health information or any equivalent or similar Applicable Industry Laws.

Section 3.15           Intellectual Property.

Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (with respect to the entirety of this Section 3.15 other than in respect of the first sentence of Section 3.15(b)):

(a)           The Company and the Company Subsidiaries own, or license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property used to conduct the business of the Company and the Company Subsidiaries, as currently conducted (including for the sale of those products of the Company and the Company Subsidiaries that are currently in clinical testing by or for the Company) (“Company Intellectual Property”).  For purposes of this Agreement, the term “Intellectual Property” means any and all intellectual and industrial property and proprietary rights, including (i) patents, trademarks, service marks, trade names, copyrights and copyrighted works (including website content and advertising materials), domain names, designs and trade secrets; (ii) applications for and registrations of the foregoing (including divisions, provisional, continuations, continuations-in-part, reissues, re-examinations, foreign counterparts and renewals), domain names and designs; (iii) inventions (whether patentable or not), discoveries, utility models, processes, formulae, methods, confidential information, schematics, technology, know-how, computer software programs and applications, code, databases, systems and documentation; and (iv) customer lists and confidential information.

(b)           Section 3.15(b) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of all material Company Registered Intellectual Property, including the jurisdictions in which each such asset has been issued or registered or in which any application for such issuance and registration has been filed.  The Company or the Company Subsidiaries exclusively own, free and clear of any and all Liens, all of the Company Registered Intellectual Property. For purposes of this Agreement, the term “Company Registered Intellectual Property” means all applications for and registrations for any patents (including divisions, continuations, continuations-in-part and renewals), trademarks, service marks, trade names, domain names, copyrights and designs and other Intellectual Property, in each case owned by or registered to the Company or the Company Subsidiaries.

(c)           The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate, impair or modify (i) any license, sublicense or other agreement relating to any material Intellectual Property owned by the Company or the Company Subsidiaries (including to such Intellectual Property that is material for the sale of those products of the Company and the Company Subsidiaries that are currently in clinical testing by or for the Company); or (ii) any license, sublicense and other agreement as to which the Company or any of the Company Subsidiaries is a party and pursuant to which the Company or any of the Company Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and the Company Subsidiaries (“In-licensed Intellectual Property”) (including to such Intellectual Property that is material for the sale of those products of the Company and the Company Subsidiaries that are currently in clinical testing by or for the Company); or (iii) any right of the Company or any Company Subsidiary to develop, use, sell, or dispose of, or to bring any action for the infringement of any Company Intellectual Property.

(d)           The conduct of the business of the Company and the Company Subsidiaries as currently conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party.  Within the prior three (3) years, neither the Company nor any of the Company Subsidiaries has received any written claim or notice from any Person (including by way of a cease and desist letter or an unsolicited offer for a license) (i) alleging any such infringement, violation or misappropriation; or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, validity or enforceability of any Company Intellectual Property (other than validity and enforceability challenges raised by intellectual property examiners in connection with the ex parte examination of intellectual property applications that are disclosed on Section 3.15(d) of the Company Disclosure Letter).

(e)           (i) The Company Registered Intellectual Property is subsisting; (ii) the Company Registered Intellectual Property consisting of issued patents and registrations has not been held invalid or unenforceable; and (iii) all maintenance and renewal fees necessary to preserve the rights of the Company and the Company Subsidiaries in connection with the Company Registered Intellectual Property have been paid.

(f)            Each of the Company and the Company Subsidiaries has taken commercially reasonable steps to protect and maintain the confidentiality of the Company Intellectual Property purportedly owned by the Company or any of the Company Subsidiaries that is of a nature that the Company intends to keep confidential.  All Persons who have created, invented or contributed to material proprietary Company Intellectual Property which is purportedly owned by the Company or any of the Company Subsidiaries have assigned to the Company or the applicable Company Subsidiary in writing all of their rights therein (solely to the extent permitted by applicable Law), unless such assignment took place by operation of Law (e.g., in the work-made-for-hire context).

(g)           To the Company’s Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual Property in any material respect.

(h)           Except as set forth on Section 3.15(h) of the Company Disclosure Letter, (i) the IT Assets operate and perform in a manner that permits the Company and the Company

Subsidiaries to conduct their respective businesses as currently conducted and to the Company’s Knowledge, no Person has gained unauthorized access to the IT Assets; (ii) the Company and the Company Subsidiaries have used reasonable best efforts to protect and maintain the security, continuous operation and integrity of their material systems and software (and all data stored therein or transmitted thereby), and there have been no material violations of same; (iii) no material software owned or used by the Company or any Company Subsidiaries incorporates or is derived from any “open source” software which is licensed pursuant to a Covered Open Source License; and (iv) no other person possesses (or has any current or contingent right to access or possess) any material proprietary source code of the Company or the Company Subsidiaries.  For purposes of this Agreement, the term “IT Assets” means computers, computer software, firmware, middleware, servers, databases, workstations, routers, hubs, switches, data communication lines and all other information technology equipment and all associated documentation owned and possessed by the Company or the Company Subsidiaries or licensed or leased to the Company or the Company Subsidiaries pursuant to a written agreement (excluding any public networks).

Section 3.16                                Employment Matters.  Neither the Company nor any of the Company Subsidiaries is the subject of, nor, to the Company’s Knowledge, is there threatened, any proceeding asserting that the Company or any of the Company Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization.  None of the matters described in Section 3.16 of the Company Disclosure Letter has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  There are no pending or, to the Company’s Knowledge, threatened labor strikes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of the Company Subsidiaries, nor have there been any such actions within the past three (3) years.  Neither the Company nor any Company Subsidiary is party to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any labor union or organization.  To the Company’s Knowledge, there are no union organizing activities involving any employees of the Company or the Company Subsidiaries, nor have there been any such activities within the past three (3) years.  The Company and the Company Subsidiaries have complied in all material respects with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of Taxes, and continuation coverage with respect to group health plans.  Neither the Company nor any of the Company Subsidiaries is a party to, or otherwise bound by, any consent decree with any Governmental Authority relating to employees or employment practices.  No material Action brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of any employees of the Company or the Company Subsidiaries is pending or, to the Knowledge of the Company, threatened.

Section 3.17                                Insurance.  The Company maintains insurance coverage with reputable insurers, or maintains effective and sufficient self insurance practices, in such amounts and providing adequate coverage for such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries (taking into account the cost and availability of such insurance and the size and business of the

Company). All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. The Company is not in material breach or default and has not taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or material modification of any such insurance policies.  The consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any such insurance policy.

Section 3.18                                Material Contracts.

(a)                                  The Company has provided or made available to Parent a true and correct copy of each Company Material Contract (other than Routine IP Agreements) in effect as of the date of this Agreement, each of which is listed in Section 3.18(a) of the Company Disclosure Letter.  As used in this Agreement, “Company Material Contract” means each material contract, license, agreement, arrangement or understanding to which the Company or any of its Subsidiaries is a party, written or oral, including each contract that is currently in effect, in which the Company or any Company Subsidiary is a party or by which any of their respective properties, rights or assets are bound (i) that involves the payment by the Company and the Company Subsidiaries to the counterparty of $100,000 or more, based on invoices dated in the twelve (12) month period ended March 31, 2011; (ii) that involves the recognition by the Company and the Company Subsidiaries, under GAAP, of $200,000 or more in revenues in the twelve (12) month period ended March 31, 2011; (iii) that would prevent or materially impair the Company’s ability to consummate the Offer, the Merger or the other Transactions; (iv) that is material and relates to Intellectual Property (including all Covered Open Source Licenses and source code escrow agreements); (v) that provides for indemnification by the Company or any Company Subsidiaries to any Person, other than entered into in the Ordinary Course of Business; (vi) that was not negotiated and entered into on an arm’s length basis; (vii) that is between the Company or any Company Subsidiaries and any director or officer of the Company or any Person beneficially owning five (5) percent or more of the outstanding Shares; (viii) that contains a put, call or similar right pursuant to which the Company or any of its Affiliates from time to time could be required to purchase or sell, as applicable, any equity interests of any Person; (ix) that is a loan or credit agreement, mortgage, promissory note, indenture, guarantee or other contract evidencing Indebtedness for borrowed money by or to the Company or any Company Subsidiaries; (x) that (A) purports to limit in any material respect either the type of business in which the Company or any of its Affiliates from time to time may engage or the manner or locations in which any of them may so engage in any business; (B) could require the disposition of any material assets or line of business of the Company or any of its Affiliates from time to time; (C) grants “most favored nation” status that applies to the Company or any of its Affiliates from time to time; or (D) materially prohibits or limits the right of the Company or any of its Affiliates from time to time to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights; (xi) that is an agreement or commitment to make a capital expenditure or to purchase a capital asset of $50,000 or more; (xii) that grants exclusive rights to make, sell, distribute or market any products of the Company or the Company Subsidiaries; (xiii) that is any lease or similar agreement under which the Company or any of its Subsidiaries is the lessor of, or makes available for use by any third Person, any material tangible property owned by the Company or the Company Subsidiaries; (xiv) that is any material joint venture or partnership (or other ownership arrangement)

agreement; (xv) that restricts payment of dividends or any other distribution in respect of the Shares or the shares of any of the Company Subsidiaries’ capital stock, or the purchase, redemption or other acquisition of any such shares; (xvi) that is between the Company or any Company Subsidiary and any Governmental Authority or group purchasing organization; or (xvii) that is any agreement relating to the acquisition or divestiture by the Company of the Shares or any of shares of the Company Subsidiaries’ capital stock, assets or business of any Person, which provides for consideration or payments not in the Ordinary Course of Business.

(b)                                 Each Company Material Contract is valid, binding and enforceable on the Company or the applicable Company Subsidiary, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and except where the failure to be binding, enforceable or in full force and effect, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Neither the Company nor any of the Company Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Company Material Contract, and neither the Company nor any Company Subsidiaries has received notice that it has breached, violated or defaulted under any Company Material Contract, except for breaches, violations or defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as set forth in Section 3.18(b) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions and the compliance with the provisions of this Agreement will not result in a breach or violation of, or default under, in any material respect, any Material Contract.

(c)                                  Neither the Company nor any of the Company Subsidiaries has entered into any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in the Company SEC Reports.

(d)                                 Section 3.18(d) of the Company Disclosure Letter sets forth a complete and accurate list of all Persons to whom the Company and the Company Subsidiaries paid $20,000 or more, based on invoices dated in the twelve (12) month period ended March 31, 2011.

Section 3.19                                Real Property.

(a)                                  Neither the Company nor any Company Subsidiary owns a fee interest in any real property, nor has the Company or any Company Subsidiary ever owned a fee interest in any real property.

(b)                                 The Company and each of the Company Subsidiaries have good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets.  There are no Liens on any such tangible property or assets, except for (i) Liens reflected in the Company Financial Statements; (ii) Liens for Taxes, assessments or governmental charges or levies on property not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which an appropriate reserve has been provided on the appropriate Company Financial Statements in accordance with GAAP; and (iii) Liens that, individually or in the aggregate, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)                                  Section 3.19(c) of the Company Disclosure Letter sets forth a complete and accurate list of all real property leased, subleased or licensed by the Company or any of the Company Subsidiaries and material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted (collectively “Company Leases”), and the location of the premises leased, subleased or licensed pursuant to such Company Leases.  The Company, or any of the Company Subsidiaries, holds a valid leasehold interest in each Company Lease except for any invalidity that, individually or in the aggregate, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  No party has a right to occupy any of the premises subject to a Company Lease except for the Company or any of the Company Subsidiaries.  There are no pending or, to the Knowledge of the Company, threatened, condemnation or eminent domain actions or proceedings, or any special assessments or other activities of any public or quasi-public body, with respect to any Company Lease that, individually or in the aggregate, have had and would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1                                      Organization.  Each of Parent and Merger Sub is a corporation organized, validly existing and in good standing under the laws of the jurisdiction of its organization.  Each of Parent and Merger Sub has all requisite corporate power and authority and possesses all licenses, franchises, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such licenses, franchises, permits, authorizations and approvals, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.2                                      Merger Sub.  Merger Sub is a wholly owned, direct subsidiary of Parent that was formed solely for the purpose of engaging in the Transactions.  Since the date of its incorporation and prior to the Effective Time, Merger Sub has not carried, and will not carry, on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 4.3                                      Authorization; No Conflict.

(a)                                  Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and to carry out its obligations hereunder.  The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and

Merger Sub of the Transactions have been duly authorized by the respective Boards of Directors of Parent and Merger Sub, and by Parent as the sole shareholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions.  This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of each of Parent and Merger Sub, assuming due and valid authorization, execution and delivery thereof by the Company, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)                                 The respective Board of Directors of each of Parent and Merger Sub has, by resolutions duly adopted by the requisite vote of the directors present at a meeting of each such board, and not subsequently rescinded or modified in any way, approved and declared the advisability of this Agreement, the Offer, the Merger and the other Transactions.

(c)                                  Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the performance or consummation by Parent or Merger Sub of the Transactions will (i) result in a violation or breach of or conflict with the articles of incorporation, bylaws or other charter documents of Parent or Merger Sub; (ii) result in a modification, violation or breach of or conflict with any provisions of, or result in the loss of any material benefit under or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase (including pursuant to any right of first refusal or the like) under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Parent or Merger Sub under any of the terms, conditions or provisions of any Material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets may be bound; or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 4.3(d) below, violate any Judgment or Law applicable to Parent or Merger Sub or any of their respective properties or assets other than any such event or events described in items (ii) or (iii) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(d)                                 No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Parent, any Parent Subsidiary or Merger Sub in connection with Parent’s or Merger Sub’s execution and delivery of this Agreement or the consummation by Parent or Merger Sub of the Transactions, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business; (ii) compliance with and filings pursuant to the HSR Act and any applicable foreign Antitrust Laws; (iii) the filing with the SEC of the Offer Documents and such reports under Sections 13 or 16 of the Exchange Act as may be required in connection with this Agreement and the Transactions; (iv) compliance with the rules of the NASDAQ Stock Market LLC; (v) notice to CFIUS pursuant to the Exon-Florio Amendment, if, following any discussions between Parent and CFIUS staff regarding the Transactions, Parent determines that it is desirable for the parties to file a notice pursuant to the Exon-Florio Amendment; and (vi) such filings and registrations as may be required under Chapter 80B of the Minnesota Statutes.

Section 4.4                                      Information Supplied.  None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the 14f-1 Statement will, on the date such documents are first published, sent or given to holders of Shares, or at any time at or prior to the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they shall be made, not misleading; and (ii) the Information Statement (if any) will, at the date it is first mailed to the holders of Shares or at the time of the Company Shareholders Meeting (if such a meeting is held), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Offer Documents will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.  No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents.

Section 4.5                                      Availability of Funds.  Parent has available and will have available through the expiration of the Offer and the Effective Time, cash, cash equivalents, available lines of credit or other sources of immediately available funds (including funds from Affiliates) sufficient to pay for all of the Shares pursuant to the Offer and to consummate the Merger and the other Transactions.

Section 4.6                                      Broker’s or Finder’s Fees.  Except for Morgan Stanley & Co. Incorporated, no agent, broker, investment banker, financial advisor or similar Person or firm acting on behalf of Parent, Merger Sub or any Parent Subsidiary or under Parent’s, Merger Sub’s or any Parent Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or similar fee or commission or reimbursement of expenses from any of the parties hereto in connection with any of the Transactions.

Section 4.7                                      Ownership of Company Common Stock.  None of Parent, Merger Sub or Parent’s Affiliates (a) directly or indirectly owns, beneficially or otherwise, any of the outstanding Company Common Stock or (b) is an “interested shareholder” under Section 302A.011, Subd. 49 of the MBCA.

Section 4.8                                      Absence of Litigation.  There are no Actions pending or, to the Knowledge of Parent, threatened, to which Parent or Merger Sub or their respective executive officers or directors in such capacity is a party, or, to the Knowledge of Parent, that materially affects the assets of Parent or Merger Sub, except where such Actions, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  There are no material Judgments outstanding (or, to the Knowledge of Parent, threatened) against Parent or Merger Sub, except for such outstanding or threatened Judgments that, individually or in the aggregate, have not had or would not reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE 5

CONDUCT OF BUSINESS

Section 5.1                                      Conduct of Business by the Company Pending the Acceptance Time.  The Company covenants and agrees that during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), unless in the case of each of Sections 5.1(a) and 5.1(b) below, (1) Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); provided, that after the Director Appointment Date this consent will be deemed given if an action is approved by the Company Board with the approval of the designees of Parent to the Company Board; or (2) such action is expressly permitted or required pursuant to this Agreement (including Section 5.1 of the Company Disclosure Letter):

(a)                                  The Company and the Company Subsidiaries shall (i) conduct their business in the Ordinary Course of Business (including with respect to receivables and payables); (ii) to the extent the Company and the Company Subsidiaries hold or acquire any securities (other than securities issued by any Company Subsidiary), hold or acquire only Marketable Securities; and (iii) use their reasonable best efforts to maintain and preserve intact the material aspects of their respective business organizations, to maintain their business relationships and goodwill with suppliers, contractors, distributors, customers, partners, licensors, licensees and others having material business relationships with them, to retain the services of the Company Employees, and the Company’s and the Company Subsidiaries’ business associates and agents and to comply in all material respects with all applicable Laws and the requirements of all Material Contracts.

(b)                                 Without limiting the generality of the foregoing Section 5.1(a), the Company shall not, and shall not permit any of the Company Subsidiaries to, do any of the following:

(i)                                     acquire (by merger, consolidation, acquisition of stock or assets or otherwise), in one transaction or any series of related transactions, directly or indirectly, any assets, securities (other than Marketable Securities), properties, rights, interests or businesses (other than purchases of raw materials in the Ordinary Course of Business so long as such purchases comply with the other provisions of this Agreement) in an amount, individually or in the aggregate, of $1,000,000 or more;

(ii)                                  sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel abandon or allow to lapse or expire, transfer or dispose of, or create or incur any Lien on, any of the Company’s or Company Subsidiaries’ assets, securities (other than Marketable Securities), properties, rights, interests or businesses (other than (A) the sale, lease or license of inventory in the Ordinary Course of Business, and (B) the abandonment or lapsing of non- material Company Intellectual Property) in an amount, individually or in the aggregate, of $1,000,000 or more;

(iii)                               amend or propose to amend the Company Charter Documents or the Subsidiary Documents;

(iv)                              declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise (or any combination thereof) with respect to any shares of its capital stock or enter into any agreement with respect to the voting of its capital stock;

(v)                                 purchase, redeem or otherwise acquire, or authorize or agree to purchase, redeem or acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests;

(vi)                              split, combine, subdivide or reclassify any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of capital stock;

(vii)                           except (w) for Shares issuable upon the exercise or conversion of Options outstanding on the date hereof in accordance with their terms existing on the date hereof, (x) for Shares issuable upon the exercise of the Top-Up Option, (y) for Shares issuable under the Current Offering Period pursuant to the ESPP, and (z) with respect to Parent’s and Merger Sub’s participation in the Transactions, issue, sell, grant, dispose of, pledge, deliver, transfer or otherwise encumber or authorize, propose or agree to the issuance, sale, grant, disposition, pledge, delivery, transfer or encumbrance by the Company or any of the Company Subsidiaries of, any shares of, or any options, warrants, calls, commitments or rights or any other agreements to acquire any shares of, or any securities convertible into or exchangeable for any shares of, or grant to any Person any right the value of which is based on the value of, its capital stock of any class, or any voting securities or equity interests or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date of this Agreement;

(viii)                        incur or assume any indebtedness for borrowed money (other than trade payables) or guarantee, endorse or otherwise become responsible (whether directly, contingently or otherwise) for any such indebtedness (other than letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business) or enter into a “make well” or similar agreement or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any Company Subsidiaries;

(ix)                                except as required by Law or agreements, plans or arrangements existing on the date hereof, (A) grant or increase any severance or termination pay to any current or former director, employee, agent or consultant of the Company or any Company Subsidiary; (B) execute any employment, consultancy, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such director, employee, agent or consultant of the Company or any Company Subsidiary; (C) increase the benefits payable beyond the level of any existing severance or termination pay practices or employment agreements; (D) increase the compensation, bonus or other benefits of any current or former director, employee, agent or consultant of the Company or any Company Subsidiary; (E) adopt, enter into or establish any new employee benefit plan or amend or terminate any existing Employee Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be an Employee Benefit Plan if it were in existence as of the date of this Agreement; (F) provide any material benefit to a current or former director, employee, agent or consultant of the Company or any Company Subsidiary not required by any existing agreement, employee benefit plan, or the Transactions; (G) provide for the grant of Options, Restricted Stock or any other equity-based compensation awards; (H) loan or advance any money or other property to any present or former director or employee of the Company or its Subsidiaries; (I) allow for the commencement of any new offering periods under the ESPP; or (J) enter into any collective bargaining agreement or other labor agreement;

(x)                                   make, change or rescind any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for material Tax refunds, enter into any closing agreement with respect to any Tax, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, agree to an extension or waiver of the statute of limitations with respect to Taxes, or settle or compromise any Tax claim, audit or assessment;

(xi)                                agree to or otherwise settle, compromise or otherwise resolve in whole or in part any Action for an amount of $100,000 or more or any of its obligations or liability in excess of such amount; provided, however, neither the Company nor any Company Subsidiary shall settle any Action (regardless of the amount involved) if any such settlement would impose any material obligation or restriction on the Company or any of its Affiliates from time to time or on the Company’s or such Affiliates’ ability to own or operate any of its assets, licenses, operations, rights, product lines, businesses or interests therein or require any material changes (including changes to any licensing arrangements) to the business of the Company or any of its Affiliates from time to time;

(xii)                             make or commit to make capital expenditures in an amount, individually or in the aggregate, of $50,000 or more for the Company and the Company Subsidiaries, taken as a whole;

(xiii)                          make any loans, advances or capital contributions to, or investments in, any other Person, whether or not in the Ordinary Course of Business, in an amount, individually or in the aggregate, of $1,000,000 or more;

(xiv)                         enter into any agreement, arrangement or commitment that limits or otherwise restricts the Company or any of its Affiliates from time to time from engaging or competing in any line of business or in any geographic area or otherwise enter into any agreements, arrangements or commitments imposing material changes or restrictions on its assets, operations or business;

(xv)                            enter into any material lease or sublease of real property (whether as lessor, sublessor, lessee or sublessee) or materially modify, materially amend, terminate or fail to exercise any right to renew any Company Lease;

(xvi)                         except as required by applicable Law or the Transactions, amend, modify or terminate any Material Contract, or knowingly waive, release or assign any rights, claims or benefits under any Material Contract, which amendment, modification, termination, waiver, release or assignment would be outside of the Ordinary Course of Business or would be or is reasonably expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, or enter into any new Contract that, if entered into prior to the date of this Agreement, would constitute a Material Contract;

(xvii)                      engage in any material business activity outside of the medical imaging and informatics technology industry;

(xviii)                   take any action that would cause any employment compensation, severance or other employee benefit arrangement to which the Company or any Company Subsidiary is a party, or payments made or to be made or benefits granted or to be granted by the Company or any Company Subsidiary according to such an arrangement, to fail to satisfy the requirements of the non-exclusive safe harbor in Rule 14d-10(d)(2) under the Exchange Act;

(xix)                           change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act;

(xx)                              take or fail to take any action that would reasonably be expected to result in any of the Offer Conditions not being satisfied or prevent or materially delay or impede the consummation of the Transactions, except as permitted under Section 6.8;

(xxi)                           except as announced prior to the date of this Agreement, announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company (including any “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act or any similar action under a similar Law), other than routine employee terminations;

(xxii)                        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

(xxiii)                     take any action (other than any action that is expressly required pursuant to this Agreement) that would or is reasonably likely to cause the cash, cash equivalents and Marketable Securities of the Company and the Company Subsidiaries to be reduced to less than $125,000,000 (for the avoidance of doubt, this clause will not be deemed to be breached solely as a result of (A) a decline in the market value of any securities owned by the Company and the Company Subsidiaries, subject, however, to compliance with Section 5.1(a)(ii) or (B) the result of the failure of any financial institution in which the Company or the Company Subsidiaries maintain any deposits); or

(xxiv)                    agree or commit to take any of the actions precluded by Section 5.1(b).

(c)                                  Notwithstanding the foregoing, the parties to this Agreement acknowledge and agree that (i) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations for purposes of the HSR Act or any other applicable Antitrust Law prior to the expiration or termination of any applicable waiting period under the HSR Act or any other applicable Antitrust Law waiting period, or prior to receipt of any applicable approval under any antitrust or competition law; and (ii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Merger Sub will be required with respect to any matter set forth in the Agreement to the extent the requirement of such consent would violate any applicable Law.

ARTICLE 6

ADDITIONAL AGREEMENTS

Section 6.1                                      Preparation of Information Statement; Shareholders Meetings.

(a)                                  If the approval of the Merger and the adoption of the Plan of Merger by the holders of Shares is required by Law (the “Shareholder Approval”), then, in accordance with the MBCA, the Company Charter Documents, the Exchange Act, and any applicable rules and regulations of the NASDAQ Stock Market LLC, the Company, in consultation with Parent, shall as promptly as practicable after the consummation of the Offer, for the purpose of obtaining the Shareholder Approval, duly set a record date for, call, give notice of, convene and hold a special meeting of shareholders of the Company (the “Company Shareholders Meeting”) as promptly as reasonably practicable following the Acceptance Time (with the record date and meeting date to be determined by Parent). Subject to Section 6.8(e)(ii), the Company Board shall recommend that the shareholders of the Company vote in favor of approval of the Merger and the adoption of the Plan of Merger. At the Company Shareholders Meeting, Parent will cause all Shares held of record by Parent or Merger Sub (or its assignees, if any) as of the applicable record date and entitled to vote thereon in favor of the approval of the Merger and the adoption of the Plan of Merger. The Company shall comply with the MBCA, the Company Charter Documents, the Exchange Act and the rules and regulations of the NASDAQ Stock Market LLC in connection with the Company Shareholders Meeting, including preparing and delivering the Information Statement to the Company’s shareholders as required pursuant to the Exchange Act and Section 6.1(b) below. If requested by Parent and subject to Section 6.8(e)(ii), the Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of approval of the Merger and the adoption of the Plan of Merger, and secure any other approval of shareholders of the Company that is required by applicable Law to effect the Merger; provided, that (i) the Company shall not change the date of, postpone or adjourn the Company Shareholders Meeting without Parent’s prior written consent and (ii) Parent may cause the Company to postpone or adjourn the Company Shareholders Meeting by prior written notice to the Company.

(b)                                 As promptly as reasonably practicable after the Acceptance Time, the Company, with the assistance of Parent, shall prepare, and the Company shall file with the SEC, the preliminary Information Statement in form and substance reasonably satisfactory to each of the Company and Parent relating to the Merger and the Transactions. Subject to Section 6.8(e)(ii), the Information Statement shall reflect the Board Recommendation and shall include a description of the other Board Actions. The Company shall also include in the Information Statement, and represents that it has obtained all necessary consents of the Company Financial Advisor to permit the Company to include in the Information Statement, in its entirety, the fairness opinion described in Section 3.11, together with a summary thereof. Parent shall cooperate with the Company in the preparation of the preliminary Information Statement and the definitive Information Statement and shall furnish to the Company the information relating to it and Merger Sub required by the Exchange Act. The Company shall use its reasonable best efforts, after consultation with Parent, to respond as promptly as practicable to any comments of the SEC and to cause the Information Statement in definitive form to be mailed to the Company’s shareholders at the earliest practicable time. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Information Statement if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Information Statement as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as, and to the extent, required by applicable Law. The Company shall promptly provide Parent and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from the SEC or its staff (including any request by the SEC or its staff for any amendments or supplements to the preliminary Information Statement or the definitive Information Statement), and the Company and Parent shall cooperate in filing with the SEC or its staff, and if required, the Company shall mail to its shareholders, as promptly as reasonably practicable, such amendment or supplement. Parent and its counsel shall be given a reasonable opportunity to review any written responses to such SEC comments and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent and its counsel. The Information Statement shall comply in all material respects with all applicable requirements of Law.

(c)                                  Notwithstanding Sections 6.1(a) and (b), but without prejudice to the provisions of Section 1.4 (including, if the Top-Up Option has been exercised, the last sentence of Section 1.4(d)), in the event that Parent, Merger Sub or any other wholly owned Subsidiary of Parent collectively shall acquire ownership of at least 90% of the Fully Diluted Shares pursuant to the Offer, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after the Acceptance Time without a meeting of shareholders of the Company, in accordance with Section 302A.621 of the MBCA.

Section 6.2                                      Employee Benefits Matters.

(a)                                  From and after the Effective Time, Parent shall honor and shall cause the Surviving Corporation to honor all Employee Benefit Plans of the Company (excluding the Stock Plans to be terminated at or prior to the Effective Time in accordance herewith) and all employment, severance and termination plans and agreements, in each case in accordance with their terms as in effect immediately before the Effective Time.  Until the first anniversary of the Closing Date, Parent shall provide, or shall cause to be provided, to employees of the Company and the Company Subsidiaries as of the Effective Time (“Company Employees”): annual base salaries, incentive compensation and other employee benefits (other than equity-based compensation) that are substantially comparable, in the aggregate, to the annual base salaries, incentive compensation and other employee benefits provided to such employees immediately before the Effective Time.

(b)                                 For purposes of vesting, eligibility to participate and level of benefits (but not for purposes of benefit accruals under any plan) under the employee benefit plans of Parent and the Company Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall, subject to applicable Law, be credited with his or her years of service with the Company and the Company Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Employee Benefit Plan in which such Company Employee participated immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans except to the extent any waiting time in effect under the comparable Employee Benefit Plan in which such Company Employee participated immediately prior to the Effective Time would not have been satisfied; and (ii) (A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under the Employee Benefit Plan in which such Company Employee participated immediately prior to the Effective Time; and (B) Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Employee Benefit Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)                                  If any Company Employee (who is not otherwise a party to an agreement providing for severance benefits) is terminated prior to the first anniversary of the Closing Date under circumstances under which such Company Employee would have received severance benefits under the Company’s severance practices as of the date of this Agreement (the “Company Severance Practices”), Parent shall, or shall cause the Surviving Corporation to, provide such Company Employee with severance benefits that are no less than the severance benefits that would have been paid to such Company Employee under the Company Severance Practices as in existence on the date of this Agreement; provided that Parent may condition such Company Employee’s entitlement to such severance benefits on such Company Employee’s execution of a release of claims in favor of Parent, the Company, the Company Subsidiaries and their respective Affiliates. Section 6.2(c) of the Company Disclosure Letter sets forth a description of the Company Severance Practices.

(d)                                 Nothing in this Agreement shall modify or amend any Employee Benefit Plan of the Company or other agreement, plan, program, or document unless this Agreement explicitly states that the provision “amends” such Employee Benefit Plan of the Company or other agreement, plan, program, or document. Nothing in this Section 6.2 shall obligate Parent to employ any person for any period of time after the Effective Time, and this Section 6.2 shall not be construed to limit the ability of Parent to alter the terms and conditions of, or terminate, the employment of any person (other than with respect to compensation and benefits as provided expressly in this Section 6.2). Without limiting the generality of Section 9.6(b), nothing in this Section 6.2 shall be construed as giving any Person (including any Company Employee or dependent or beneficiary thereof) any right, remedy or claim under or in respect of this Section 6.2.

(e)                                  Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall cause to be amended the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of Parent and its Subsidiaries shall commence participation therein following the Effective Time unless the Surviving Corporation or such Subsidiary explicitly authorizes such participation.

Section 6.3                                      Antitrust Filings.

(a)                                  As soon as reasonably practicable after the date of this Agreement and in no event later than ten (10) Business Days after the date of this Agreement, each of the Company and Parent shall file all notices, reports, documents and other filings that Parent determines are reasonably required to be filed by such party with any Governmental Authority with respect to the Offer, the Merger, the Top-Up Option and the other Transactions (the “Government Filings”) and submit promptly any additional information requested by any such Governmental Authority. Each of the Company and Parent shall use reasonable best efforts to obtain any government clearance, approval or authorization required under the HSR Act and other applicable foreign merger notification or antitrust Laws (collectively, “Antitrust Laws”) in respect of any Government Filings under Antitrust Laws (the “Antitrust Filings”). Each of the Company and Parent shall promptly (1) supply the other party with any information that may be required in order to effectuate the Antitrust Filings, (2) supply any additional information which reasonably may be required by any Governmental Authority in connection with the Antitrust Filings or which the parties may reasonably deem appropriate, (3) notify the other party upon receipt of (x) any comments from any Governmental Authority in connection with any Antitrust Filings made pursuant hereto, and (y) any request by any Governmental Authority for amendments or supplements to any Antitrust Filings made pursuant to, or information provided to comply in all material respects with, any Action, (4) give the other party notice of the commencement or overt threat of commencement of any Action by or before any Governmental Authority with respect to the Transactions, (5) keep the other party reasonably informed as to the status of any such Action or overt threat and (6) inform the other party of any communication to or from any Governmental Authority regarding the Transactions. Except as may be prohibited by any Governmental Authority or by any Law, (a) the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Law by or before any Governmental Authority with respect to the Transactions, and (b) in connection with any such Action, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Action and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with any such Law.  Parent will, after consultation with the Company and after giving due consideration to the reasonable suggestions of the Company or its counsel, determine strategy, lead all proceedings and coordinate activities with respect to seeking any actions, consents, approvals or waivers of any Governmental Authority as contemplated hereby, and the Company and its Subsidiaries will take such actions as reasonably requested by Parent in connection with obtaining such consents, approvals or waivers.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, Parent shall not be obliged to take or accept (or commit to take or accept), and neither the Company nor any Company Subsidiary shall take or accept (or commit to take or accept), without Parent’s prior consent, any action (including those specified in, or required by, the second sentence of Section 6.3(a) or Section 6.5) or any condition, restriction, obligation or requirement with respect to Parent, the Company, their Subsidiaries or Affiliates or their Subsidiaries or Affiliates’ assets if such action, condition, restriction, obligation or requirement, individually or in the aggregate, would reasonably be expected (i) to prohibit or materially restrict the ability of Parent or any of its Affiliates effectively to acquire, hold or exercise full rights of ownership (including with respect to voting) of the Shares to be purchased pursuant to the Offer or otherwise in the Merger or of the assets or business of the Company, (ii) to deprive Parent and its Affiliates of a material benefit or material benefits or to materially impair the benefits Parent and its Affiliates expect to derive from the Offer, the Merger and the other Transactions, (iii) to be materially adverse to the assets or businesses, the operation of the businesses or the financial condition or results of operations, of the Parent and its Affiliates (including, for these purposes, the Surviving Corporation and its Subsidiaries), taken as a whole, assuming for purposes of this determination that the Parent and its Affiliates (as so defined) are of equivalent size to the Surviving Corporation and its Subsidiaries, or (iv) to be materially adverse to the assets or businesses, the operation of the businesses, or the financial condition or results of operations of the Surviving Corporation and its Subsidiaries, taken as a whole (each of the consequences in clauses (i) through (iv), a “Substantial Detriment”); provided, however, that none of Parent and its Affiliates shall be required to take or accept (or commit to take or accept) any action, condition, restriction, obligation or requirement in order to obtain any government clearance, approval or authorization involving any business or asset of Parent or its Affiliates that would otherwise be required by this Section 6.3(b) unless there is no action, condition, restriction, obligation or requirement that would permit such government clearance, approval or authorization to be obtained that involves solely businesses or assets of the Company and its Subsidiaries and to which Parent is required by this Section 6.3(b), or is otherwise willing in Parent’s sole discretion, to agree.

Section 6.4                                      Public Statements.

(a)                                  Subject to Section 6.8, each of Parent and the Company agrees that no public release or announcement concerning the Transactions shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law, court process or any listing rules of the Tokyo Stock Exchange or the NASDAQ Stock Market LLC or other national securities exchanges or trading markets; provided, however, that these restrictions shall not apply to any Company communications regarding (or any Parent communications in response thereto) either (a) a Takeover Proposal that the Company Board determines in good faith (after consultation with the Company’s outside counsel and financial advisor) constitutes a Superior Proposal and that such action is required for the Company Board to comply with its fiduciary duties under applicable Law, or (b) a Company Adverse Recommendation Change. The parties shall issue a joint press release, mutually acceptable to the Company and Parent, promptly upon execution and delivery of this Agreement.

(b)                                 Prior to making any material or broadly disseminated written or material oral communication to the directors, officers or employees of the Company or any of the Company Subsidiaries (or to a particular class of employees of the Company) pertaining to compensation or benefits matters that are affected by the Transactions, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall reasonably cooperate in providing any such mutually agreeable communication.

Section 6.5                                      Further Actions.  Subject to Section 6.3(b), Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the

Offer, the Merger and, if exercised, the Top-Up Option and make effective the other Transactions as promptly as practicable. Without limiting the generality of the foregoing, each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made with or given to any Governmental Authority by such party in connection with the Offer, the Merger, the Top-Up Option and the other Transactions and (ii) shall use reasonable best efforts to obtain each consent (if any) of any third party required, proper or advisable to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such party in connection with the Offer, the Merger, the Top-Up Option and each of the other Transactions; provided, that in no event will the Company or any of its Subsidiaries pay prior to the Effective Time any material fee, penalty or other material consideration to any third party to obtain any consent pursuant to Section 6.5(ii) without Parent’s consent.  The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such consent obtained by the Company during the Pre-Closing Period.  The Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any actions described in this Section 6.5.  The provisions of this Section 6.5 shall not apply to any matters covered under Section 6.3(a).

Section 6.6                                      Notification of Certain Matters.  Prior to the Effective Time, the Company shall provide prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall provide prompt notice to the Company, of (a)(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (ii) any notice or other communication from any Governmental Authority in connection with the Transactions; (iii) any Actions commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any Company Subsidiaries or Parent and any Company Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the Transactions; or (b) any material failure of Parent and Merger Sub or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice.

Section 6.7                                      Access to Information; Confidentiality.

(a)                                  During the Pre-Closing Period, the Company shall afford, and shall cause the Company Subsidiaries and the officers, directors and employees of the Company and the Company Subsidiaries to afford, the officers, employees and agents of Parent and Merger Sub reasonable access during normal business hours, to the Company’s and the Company Subsidiaries’ officers, employees, properties, facilities, books, records, correspondence (in each case, whether in physical or electronic form), contracts and other assets as Parent shall reasonably request as long as such access does not materially interfere with the conduct of the Company’s and the Company Subsidiaries’ business, and shall promptly furnish Parent and Merger Sub (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication received by the Company from the SEC concerning compliance with securities laws with respect to matters unrelated to the Transactions; and (ii) all other information concerning its and the

Company Subsidiaries’ business, properties and personnel, in each case (A) as Parent through its officers, employees or agents may reasonably request; (B) that are in the possession, custody or control of the Company or any Company Subsidiary; and (C) the disclosure of which would not violate any Law or Judgment.  Parent, Merger Sub and their respective officers, employees and agents will hold any such information that is non-public in confidence in accordance with the Confidentiality Agreement.  No additional investigations or disclosures shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent and Merger Sub pursuant to this Agreement.

(b)                                 Until the Effective Time, the provisions of the Confidentiality Agreement dated January 28, 2011 between Parent and the Company (the “Confidentiality Agreement”) shall remain in full force and effect in accordance with its terms.

Section 6.8                                      No Solicitation.

(a)                                  During the Pre-Closing Period, the Company and the Company Subsidiaries shall not and shall not authorize or permit their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, directly or indirectly, (i) initiate, solicit, explore, induce or knowingly encourage or facilitate (including through the furnishing of any nonpublic information) the submission or announcement of any proposal that could lead to any Takeover Proposal (including by convening a Committee of Disinterested Directors to take action on such proposal under Section 302A.673 of the MBCA), (ii) participate in any discussions or negotiations with any Person with respect to any Takeover Proposal or any inquiry or indication of interest that could reasonably be expected to lead to a Takeover Proposal, (iii) approve, endorse or recommend any Takeover Proposal, (iv) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Takeover Proposal or (v) otherwise cooperate in any way with, assist or participate in, or knowingly encourage or facilitate (including through the furnishing of any nonpublic information regarding the Company or any of the Company Subsidiaries in connection with or in response to a Takeover Proposal or an inquiry or indication of interest that could lead to a Takeover Proposal or providing access to the properties, books, records or management of the Company or any of the Company Subsidiaries) any effort or attempt by any Person to do or seek any of the foregoing; provided, however, that prior to the Acceptance Time, this Section 6.8 shall not prohibit the Company or its Representatives from convening the Committee of Disinterested Directors under Section 302A.673 of the MBCA or from furnishing nonpublic information regarding the Company or any of the Company Subsidiaries to, or entering into discussions with, any Person in response to a written Takeover Proposal that is submitted to the Company by such Person (and not withdrawn) if (A) none of the Company or any of the Company Subsidiaries or any of their respective Representatives shall have breached in any material respect or taken any action inconsistent in any material respect with any of the provisions set forth in this Section 6.8, (B) the Company Board determines in good faith, after consultation with outside legal counsel and the Company Financial Advisor, that such Takeover Proposal is reasonably likely to constitute a Superior Proposal and that such action is required for the Company Board to comply with its fiduciary duties under applicable Law, (C) at least 24 hours prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement in a customary form that is no less favorable to the Company than the Confidentiality Agreement, and (D) the Company furnishes such nonpublic information to Parent within 24 hours after such nonpublic information is furnished to such Person (to the extent such nonpublic information has not been previously furnished or made available by the Company to Parent). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the immediately preceding sentence by any Representative of the Company or any of the Company Subsidiaries shall be a breach of this Section 6.8 by the Company. Notwithstanding the foregoing, nothing contained in this Section 6.8(a) shall prohibit the Company or the Company’s Board of Directors from taking and disclosing to the Company’s shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, however, that in no event shall the foregoing affect the obligations of the Company specified in Section 6.8(e)(i) (it being understood that any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) shall not be considered a Company Adverse Change Recommendation).

(b)                                 During the Pre-Closing Period, the Company shall promptly (and in no event later than 24 hours after receipt thereof) advise Parent orally and in writing of any Takeover Proposal, any inquiry or indication of interest that could reasonably be expected to lead to a Takeover Proposal or any request for nonpublic information relating to the Company or any of the Company Subsidiaries (including the identity of the Person making or submitting such Takeover Proposal, inquiry, indication of interest or request, and the material terms and conditions thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall (i) keep Parent reasonably informed with respect to the status and details of any such Takeover Proposal, inquiry, indication of interest or request (including any material modification or proposed modification thereto) and any discussions or negotiations concerning the terms and conditions thereof and (ii) provide to Parent promptly (and in no event later than 24 hours after receipt or delivery thereof) copies of all correspondence and other written material (including draft agreements) relating to any such Takeover Proposal, inquiry, indication of interest or request exchanged between the Company or any of the Company Subsidiaries (or their Representatives), on the one hand, and the Person making such Takeover Proposal, inquiry, indication of interest or request (or its Representatives), on the other hand, other than correspondence or other written material that does not relate to any material term or condition of such Takeover Proposal, inquiry, indication of interest or request.

(c)                                  As of the date hereof, the Company and the Company Subsidiaries shall, and shall cause their Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Person that relate to any Takeover Proposal or any inquiry or indication of interest that could lead to a Takeover Proposal or any request for nonpublic information relating to the Company or any of the Company Subsidiaries with respect to any Takeover Proposal or any inquiry or indication of interest that could lead to a Takeover Proposal. The Company shall also immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives.

(d)                                 The Company agrees, except in the case that the Company Board determines in good faith, after consultation with outside legal counsel, that such action is required for the

Company Board to comply with its fiduciary duties under applicable Law, to not release or permit the release during the Pre-Closing Period of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which the Company or any of the Company Subsidiaries is a party; provided, however, that if the Company waives any “standstill” or similar provision with respect to any Person, then the terms of any “standstill” or similar provision in the Confidentiality Agreement shall be waived.

(e)                                  (i)  During the Pre-Closing Period, neither the Company Board nor any committee thereof shall (A) (1) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the Board Recommendation or (2) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Takeover Proposal (any action described in this clause (A) being referred to as an “Company Adverse Change Recommendation”) or (B) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, or execute or enter into any Contract constituting or related to, or that is intended to or would be reasonably likely to lead to, any Takeover Proposal, or requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions (other than a confidentiality agreement referred to in Section 6.8(a)).

(ii)                                  Notwithstanding anything to the contrary contained in Section 6.8(e)(i), if at any time prior to the Acceptance Time the Company receives a Takeover Proposal which the Company Board has determined in good faith, after consultation with outside legal counsel and the Company Financial Advisor, is a Superior Proposal (after giving effect to all of the revisions to the terms of this Agreement which may be offered by Parent, including pursuant to clause (B)(2) below), the Company Board prior to the Acceptance Time (x) may make a Company Adverse Change Recommendation and/or (y) may terminate this Agreement in accordance with Section 8.1(d) in order to enter into a definitive agreement providing for the implementation of such Superior Proposal, in each case if the Company Board has determined in good faith, after consultation with outside legal counsel, that such Company Adverse Change Recommendation and/or such termination of this Agreement and entry into of such definitive agreement is required for the Company Board to comply with its fiduciary duties under applicable Law; provided, however, that the Company shall not terminate this agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless concurrently with such termination the Company pays the Termination Fee and otherwise complies with the provisions of Section 8.1 and Section 8.3; and provided, further, that the Company Board may not effect a Company Adverse Change Recommendation pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless (A) the Company shall have complied in all material respects with the provisions of this Section 6.8, and (B) (1) the Company shall have provided prior written notice to Parent, at least four (4) Business Days in advance, of its intention to take such action with respect to such Superior Proposal, which notice shall include the terms and conditions of such Superior Proposal and the identity of the third party making such Superior Proposal and attaching a copy of the most current draft of any written agreement relating to such Superior Proposal (it being understood and agreed that any amendment to any material term or condition of such Superior Proposal shall require a new written notice to Parent and an additional three (3) Business Day notice period), (2) the Company shall have given Parent four (4) Business Days after Parent’s receipt of the written notice of such Superior Proposal (or, in the case of an amendment to any material term or condition of such Superior Proposal, three (3) Business Days after Parent’s receipt of the written notice of such amendment) to propose revisions to the terms of this Agreement or make another proposal and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of such negotiations and giving effect to such proposed revisions or other proposal, if any, the Company Board shall have determined in good faith, after consultation with outside legal counsel and the Company Financial Advisor, that such Superior Proposal continues to meet the definition of “Superior Proposal” and, after consultation with outside legal counsel, that the Company Adverse Change Recommendation and/or termination of this Agreement is required for the Company Board to comply with its fiduciary duties under applicable Law.

Section 6.9                                      Indemnification and Insurance.

(a)                                  Parent and Merger Sub agree that all rights to advancement of expenses, indemnification and exculpation by the Company now existing in favor of each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of the Company or any Company Subsidiary (each an “Indemnified Party”) as provided in the Company Charter Documents or Subsidiary Documents, in each case as in effect on the date of this Agreement, or pursuant to any other indemnification agreements in effect on the date of this Agreement in the forms made available by the Company to Parent prior to the date of this Agreement, shall survive the Merger from the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs.  The articles of incorporation and bylaws of the Surviving Corporation shall contain, and Parent shall cause the articles of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each Indemnified Party than are set forth in the articles of incorporation and bylaws of the Company as in effect on the date of this Agreement.

(b)                                 Parent shall either (i) cause to be maintained in effect, for a period of six (6) years after the Effective Time, the directors’ and officers’ liability insurance policy that is in effect at the Agreement Date (the “D&O Insurance”) covering acts or omissions at or prior to the Effective Time with respect to those persons who are covered by the D&O Insurance as of the Effective Time, or (ii) obtain, in consultation with the Company, a prepaid (or “tail”) directors’ and officers’ liability insurance policy covering acts or omissions occurring at or prior to the Effective Time for a period of six (6) years after the Effective Time, with respect to those persons who are covered by the D&O Insurance as of the Effective Time on terms with respect to such coverage and amounts no less favorable to such indemnified persons than those of the D&O Insurance; provided, that (A) this Section 6.9(b) shall not extend or otherwise increase obligations of the Company to provide coverage for acts or omissions of directors or officers of any Person acquired by the Company prior to the date of this Agreement beyond the terms provided for in the agreements with respect to such transactions; (B) Parent may substitute one or more policies of a reputable and financially sound insurance company for the D&O Insurance, so long as such substitute policies have at least the same coverage and amounts and contain terms and conditions which are no less advantageous to the persons currently covered by the D&O Insurance; (C) Parent shall not be required to pay any annual premium for the D&O Insurance or any substitutes with respect thereto in excess of 250% of the amount (the

“Maximum Amount”) paid by the Company for coverage for the period of twelve (12) months most recently commenced prior to the date of this Agreement; and (D) if the premium for the D&O Insurance or any substitutes therefor exceeds such amount, Parent shall purchase a substitute policy with the greatest coverage available for 250% of the Maximum Amount.

(c)                                  If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9.

(d)                                 The obligations of Parent and the Surviving Corporation under this Section 6.9 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.9 applies without the written consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.9 applies shall be third party beneficiaries of this Section 6.9, each of whom may enforce the provisions of this Section 6.9).

(e)                                  The provisions of this Section 6.9 are intended to be in addition to the rights otherwise available to the current and former officers and directors of the Company by Law, charter, statute, bylaw or agreement.

Section 6.10                                Section 16 Matters.  Prior to the Acceptance Time, the Company shall take all such steps as may be required to cause any dispositions of shares of Company Common Stock in connection with the Transactions (including derivative securities of such shares) by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.11                                State Takeover Laws.  The Company shall, to the extent permitted by Applicable Law, use its reasonable best efforts (a) to take all actions necessary so that no “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation becomes applicable to the Transactions and (b) if any such antitakeover or similar statute or regulation becomes applicable to the Transactions, to take all actions necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the Transactions.

Section 6.12                                Stock Exchange De-listing.  After the Acceptance Time, the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and the rules and policies of the NASDAQ Stock Market LLC to enable the de-listing by the Surviving Corporation of the Company Stock from the NASDAQ Stock Market LLC and the deregistration of the Company Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days thereafter.

Section 6.13                                Shareholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE 7

CONDITIONS

Section 7.1                                      Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

(a)                                  Shareholder Approval.  If required by Law, this Agreement shall have been duly adopted at the Company Shareholder Meeting by the Required Company Shareholder Vote.

(b)                                 No Injunctions or Restraints.  No Judgment issued by a court of competent jurisdiction or by a Governmental Authority, nor any Law or other legal restraint or prohibition, shall be in effect that would make the Merger illegal or otherwise prevent or prohibit the consummation thereof.

(c)                                  Completion of the Offer.  Parent or Merger Sub shall have accepted for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer.

Section 7.2                                      Failure of Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.1 to be satisfied to excuse performance by such party of its obligations hereunder, if such failure was caused by such party’s failure to act in good faith and in compliance with the terms of this Agreement and the Offer.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

Section 8.1                                      Termination.  This Agreement may be terminated:

(a)                                  by mutual written consent of Parent and the Company at any time prior to the Effective Time; or

(b)                                 by either the Company or Parent as follows:

(i)                                     if the Acceptance Time shall not have occurred on or before September 24, 2011 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party if the failure of the Acceptance Time to occur on or before the Outside Date was primarily caused by or resulted primarily from the failure of such party (or in the case of Parent, Merger Sub) to fulfill any of its obligations under this Agreement in any material respect; or

(ii)                                  if any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or Law or other legal restraint or prohibition, in each case making the consummation of the Offer or Merger illegal or permanently restraining, enjoining or otherwise preventing the consummation thereof shall be in effect and shall have become final and nonappealable; provided that the right to terminate pursuant to this Section 8.1(b)(ii) shall not be available if the issuance of such Judgment, legal restraint or prohibition was primarily caused by or resulted primarily from the failure of such party (or in the case of Parent, Merger Sub) to fulfill any of its obligations under this Agreement in any material respect; or

(iii)                               if the Offer (as it may have been extended pursuant to Section 1.1) expires as a result of the non-satisfaction of any Offer Conditions or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder (for avoidance of doubt, the Company shall not be entitled to terminate this Agreement pursuant to this clause (iii) unless and until Parent’s and Merger Sub’s right to extend the Offer pursuant to Section 1.1 has expired and Parent shall not be entitled to terminate this Agreement pursuant to this clause (iii) unless and until the Company’s right to request extension of the Offer pursuant to Section 1.1(b)(ii)(y) and (z) has expired); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to any party if the non-satisfaction of any Offer Conditions or the termination or withdrawal of the Offer pursuant to its terms without any Shares being purchased thereunder was primarily caused by or resulted primarily from the failure of such party (or in the case of Parent, Merger Sub) to fulfill any of its obligations under this Agreement in any material respect; or

(c)                                  by Parent, prior to the Acceptance Time, if (i) a Company Adverse Recommendation Change (or any action by any committee of the Company Board which, if taken by the full Company Board, would be a Company Adverse Recommendation Change) shall have occurred (whether or not in compliance with Section 6.8); (ii) the Company or the Company Board (or any committee thereof) shall (A) approve, adopt or recommend any Takeover Proposal; or (B) approve or recommend, or enter into or allow the Company or any of its Subsidiaries to enter into, a letter of intent, agreement in principle, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar Contract relating to a Takeover Proposal; (iii) the Company Board fails to publicly reaffirm the Board Recommendation within seven (7) Business Days after the Company’s receipt of a written request by Parent to provide such reaffirmation following the date of any Takeover Proposal or any modification; provided that Parent shall be permitted to request only one such reaffirmation request per Takeover Proposal and one additional reaffirmation request per each amendment thereof and supplement thereto; (iv) if any tender offer or exchange offer is commenced by any Person other than Parent, Merger Sub or any Subsidiary of Parent with respect to the outstanding Shares, and the Company Board shall not have recommended that the Company’s shareholders reject such tender offer or exchange offer and not tender their Shares into such tender offer or exchange offer within seven (7) Business Days after commencement of such tender offer or exchange offer; (v) the Company shall have breached in any material respect any of its obligations under Section 6.8; (vi) the Company shall have failed to include the Board Recommendation in the Schedule 14D-9 or to permit Parent to include the Board Recommendation in the Offer Documents; or (vii) the Company or the Company Board (or any committee thereof) shall authorize or publicly propose to do any of the actions specified in clause (i), (ii), (iii), (iv), (v) or (vi) of this Section 8.1(c); or

(d)                                 by the Company, in accordance with Section 6.8(e)(ii), but only if the Company shall have complied in all material respects with its obligations under Section 6.8 and is otherwise permitted to accept the applicable Superior Proposal pursuant to Section 6.8(e)(ii), provided that the Company, concurrently with such termination, (x) enters into the definitive agreement providing for the implementation of such Superior Proposal and (y) pays the Termination Fee to Parent in accordance with the applicable provisions of Section 8.3; or

(e)                                  by Parent, prior to the purchase of any Shares pursuant to the Offer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause any of the conditions set forth in Annex A not to be satisfied; and (ii) is incapable of being cured prior to the Outside Date; provided that neither Parent nor Merger Sub is then in breach of any representation, warranty, covenant or agreement under this Agreement which, individually or in the aggregate, has resulted in a Parent Material Adverse Effect; or

(f)                                    by the Company, prior to the purchase of any Shares pursuant to the Offer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, which breach or failure to perform (i) shall have had or is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect and (ii) is incapable of being cured prior to the Outside Date; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; or

(g)                                 by the Company, if Merger Sub shall not have commenced (within the meaning of Rule 14d-2 under the Exchange Act) the Offer on or prior to the tenth Business Day after the public announcement of the execution of this Agreement; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(g), if such failure (A) is curable by Merger Sub and Merger Sub is continuing to exercise its reasonable best efforts to cure such failure, unless such failure shall remain uncured for a period of five (5) days commencing on the date that the Company gives Merger Sub notice of such failure, or (B) is attributable to a failure on the part of the Company to perform any covenant or obligation in this Agreement required to be performed by the Company at or prior to the tenth (10th) Business Day after the public announcement of the execution of this Agreement.

The party desiring to terminate this Agreement shall deliver written notice of such termination to the other party, setting forth in such notice the provision of this Section 8.1 pursuant to which such party is terminating this Agreement.

Section 8.2                                      Effect of Termination.  Upon the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and of no effect without any liability of any party to another party except for the provisions of (a) Sections 3.9 and 4.6, (b) this Section 8.2; (c) Section 8.3 (Fees and Expenses); and (d) Article 9 (General Provisions), which shall survive such termination; provided that nothing herein shall relieve any party from liability for any fraud or willful breach of this Agreement.  For the purpose hereof, the term “willful breach” shall mean a breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement. The Confidentiality Agreement shall not be affected by the termination of this Agreement and shall continue in full force and effect in accordance with its terms.

Section 8.3                                      Fees and Expenses.

(a)                                  Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated.

(b)                                 The Company shall pay Parent a termination fee of $8,200,000 (the “Termination Fee”), in the event that this Agreement is terminated:

(i)                                     by Parent pursuant to Section 8.1(c);

(ii)                                  by the Company pursuant to Section 8.1(d);

(iii)                               by either Parent or the Company pursuant to Section 8.1(b)(i) if the Minimum Tender Condition has not been satisfied or Section 8.1(b)(iii) if the Minimum Tender Condition has not been satisfied, so long as, in any such case, before the date of such termination, a Takeover Proposal at a higher price than the Offer Price shall have been communicated to the holders of Company Common Stock or shall have been publicly announced or otherwise become publicly known, provided, however, that, for purposes of this Section 8.3(b)(iii), all references to “20%” in the definition of “Takeover Proposal” shall be deemed to be references to “50%”;

(iv)                              by either Parent or the Company pursuant to Section 8.1(b)(i) if the Minimum Tender Condition has not been satisfied, or Section 8.1(b)(iii) if the Minimum Tender Condition has not been satisfied, so long as, in any such case, (A) before the date of such termination, a Takeover Proposal shall have been communicated to the Company Board or the holders of Company Common Stock or shall have been publicly announced or otherwise become publicly known; and (B) within twelve (12) months after the date of termination, (x) the Company shall have entered into a definitive agreement for any Takeover Proposal (regardless of whether made before or after the termination of this Agreement) or any such Takeover Proposal is consummated or (y) a tender or exchange offer or other Takeover Proposal is first publicly announced within twelve (12) months after such termination and is subsequently consummated; provided, however, that, for purposes of this Section 8.3(b)(iv), all references to “20%” in the definition of “Takeover Proposal” shall be deemed to be references to “50%”; or

(v)                                 by either Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) or by Parent pursuant to Section 8.1(e), in each case if the Company is then in material breach of its covenants or agreements, so long as, in any such case, before the date of such breach, a Takeover Proposal shall have been communicated to the Company Board or the holders of Company Common Stock or shall have been publicly announced or otherwise become publicly known; provided, however, that, for purposes of this Section 8.3(b)(v), all references to “20%” in the definition of “Takeover Proposal” shall be deemed to be references to “50%.”

(c)                                  The Company shall pay Parent a fee equal to half of the Termination Fee, in the event that this Agreement is terminated by either Parent or the Company pursuant to Section

8.1(b)(i) if the Minimum Tender Condition has not been satisfied or Section 8.1(b)(iii) if the Minimum Tender Condition has not been satisfied, so long as, in any such case, within twelve (12) months after the date of termination, (x) the Company shall have entered into a definitive agreement for any Takeover Proposal (regardless of whether made before or after the termination of this Agreement) at a higher price than the Offer Price or any such Takeover Proposal is consummated or (y) a tender or exchange offer or other Takeover Proposal at a higher price than the Offer Price is first publicly announced within twelve (12) months after such termination and is subsequently consummated; provided, however, that, for purposes of this Section 8.3(c), all references to “20%” in the definition of “Takeover Proposal” shall be deemed to be references to “50%”.

(d)                                 Any fee due under Section 8.3(b)(i), Section 8.3(b)(iii) or Section 8.3(b)(v) shall be paid to Parent by wire transfer of same-day funds within two (2) Business Days after the date of termination of this Agreement.  Any fee under Section 8.3(b)(ii) shall be paid to Parent by wire transfer of same-day funds concurrently with the termination.  Any fee due under Section 8.3(b)(iv) or Section 8.3(c) shall be paid to Parent by wire transfer of same-day funds within two (2) Business Days after the date on which the last applicable event referenced therein occurs.

(e)                                  The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement.  The parties acknowledge and agree that neither the Termination Fee nor the fee due under Section 8.3(c) is a penalty, but rather constitutes damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such fee is payable.

Section 8.4                                      Amendment.  Subject to Section 1.3(d), this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement and the Transactions by the respective Boards of Directors or shareholders of the parties hereto; provided, however, that after any adoption of the Plan of Merger by the holders of Shares, no amendment of the Plan of Merger shall be made without the further approval of such shareholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.5                                      Waiver.  Subject to Section 1.3(d), at any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE 9

GENERAL PROVISIONS

Section 9.1                                      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) on the date of confirmation of receipt (or, the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

if to the Company:

Vital Images, Inc.

5850 Opus Parkway, Suite 300

Minnetonka, MN  55343-4414

Attn:  Michael Carrel

Facsimile:  (952) 487-9510

with a copy to:

Faegre & Benson LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

Attn: Morgan Burns

Jonathan Nygren

Facsimile: 612-766-1600

if to Parent or Merger Sub:

Toshiba Medical Systems Corporation

1385, Shimoishigami, Otawara-shi

Tochigi-ken

Japan

Attn: Toshio Takiguchi

Akio Tsukada

Facsimile: +81-287-26-6050

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn:  Robert E. Spatt

Mark D. Pflug

Facsimile: 212-455-2502

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

Section 9.2                                      Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article 2, Section 6.9, and Article 9.

Section 9.3                                      Interpretations.  When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.4                                      Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)                                  This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of New York (except to the extent that the MBCA is mandatorily applicable) without giving effect to any choice or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of New York.

(b)                                 The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the Southern District of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any such court with respect to any dispute arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby, including the Merger, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any transaction contemplated by this Agreement, including the Merger, in any court other than any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transactions in any federal court located in the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.1 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the Transactions, including the Merger.

(c)                                  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS.  EACH OF THE PARTIES HERETO HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.4(C).

Section 9.5                                      Counterparts; Facsimile Transmission of Signatures.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or other electronic transmission, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  This Agreement may be executed and delivered by facsimile or .pdf transmission.

Section 9.6                                      Assignment; No Third Party Beneficiaries.

(a)                                  This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent without the Company’s prior consent; provided, however, that no assignment shall release Parent of its obligations hereunder.

(b)                                 Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof. Notwithstanding the foregoing, from and after the Acceptance Time, Section 6.9 (with respect to which the

Indemnified Parties shall be third party beneficiaries) is for the benefit of the Persons named therein and such Persons may specifically enforce such provisions.

Section 9.7                                      Severability.  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 9.8                                      Entire Agreement.  This Agreement (including the Company Disclosure Letter, the Exhibits hereto and the documents and instruments referred to herein that are to be delivered at Closing) and the Confidentiality Agreement contain all of the terms of the understandings of the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement.

Section 9.9                                      Enforcement.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.10                                Disclosure Letter.  The inclusion of any information in the Company Disclosure Letter shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or is reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect or is outside the Ordinary Course of Business.

* * * * *

[Signatures on following page]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

VITAL IMAGES, INC.

By:	/s/ Michael H. Carrel
Name: Michael H. Carrel
Title: President and Chief Executive Officer

TOSHIBA MEDICAL SYSTEMS CORPORATION

By:	/s/ Satoshi Tsunakawa
Name: Satoshi Tsunakawa
Title: President and Chief Executive Officer

MAGENTA CORPORATION

By:	/s/ Toshio Takiguchi
Name: Toshio Takiguchi
Title: President

[Signature Page to Merger Agreement]

Annex A

Conditions of the Offer

Capitalized terms used in this Annex A but not defined herein have the meanings assigned to such terms in the Agreement and Plan of Merger (the “Agreement”) of which this Annex A is a part.

Notwithstanding any other term of the Offer or the Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, and may, subject to the provisions of the Agreement, delay the acceptance for payment of or the payment for, any tendered Shares, and (subject to the provisions of the Agreement) may terminate the Offer and not accept for payment any tendered Shares, (i) unless each of the following conditions in clauses (a) and (b) are satisfied or (ii) if at any time on or after the date of this Agreement and before the expiration of the Offer, any of the following events or circumstances in clauses (c) through (i) shall have occurred and be continuing:

(a)  immediately prior to the expiration of the Offer (as extended in accordance with the Agreement), the number of Shares validly tendered and not properly withdrawn, together with any Shares owned by Parent or any wholly owned Subsidiary of Parent, equals at least a majority of the Fully Diluted Shares outstanding immediately prior to the Acceptance Time (the “Minimum Tender Condition”);

(b)  immediately prior to the expiration of the Offer (as extended in accordance with the Agreement), (x) any waiting period (and any extensions thereof) under the HSR Act and any approvals or clearances applicable to the Offer or the consummation of the Merger under other Antitrust Laws shall have expired, or been terminated or obtained, as applicable and (y) if, following any discussions between Parent and CFIUS staff regarding the Transactions, Parent determines that it is desirable for the parties to file a notice pursuant to the Exon-Florio Amendment, any review by CFIUS shall have concluded, the President of the United States of America shall not have taken action to block or prevent the consummation of the Transactions and, subject to the requirements of Section 6.5 of the Agreement, no requirements or conditions to mitigate any national security concerns shall have been imposed;

(c)  there shall be instituted or pending any Action by any Governmental Authority of competent jurisdiction that seeks, directly or indirectly, to (i) make illegal, prohibit, materially delay or otherwise restrain the making of the Offer, the consummation of the Offer or the Merger or the performance of the Agreement, (ii) impose material damages, costs or expenses on the Company or the Parent or their Affiliates as a result of the Transactions or (iii) impose a Substantial Detriment;

(d)  any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Judgment (preliminary or permanent) or Law which has

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resulted in, or is reasonably likely to result in any of the consequences referred to in clause (c) of this Annex A;

(e)  (i) any of the Company’s representations or warranties set forth in Section 3.1(a) (first sentence), Section 3.1(b) (third sentence), Section 3.2(a) and (c), Section 3.3(a), (b)(i), (c), (d), (e), (f) and (g) and Section 3.9 of the Agreement shall not be true and correct in all material respects; or (ii) any of the Company’s other representations and warranties set forth in this Agreement that (A) are not made as of a specific date are not true and correct as of the Acceptance Time; or (B) are made as of a specific date are not true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(f)  the Company shall have failed to perform in any material respect any covenant or obligation required to be performed or complied with by it under the Agreement at or prior to the Acceptance Time;

(g)  Parent and Merger Sub shall not have received a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer confirming on behalf of the Company that the conditions set forth in clauses (e), (f) and (i) of this Annex A shall have occurred immediately prior to the Acceptance Time;

(h)  the Agreement shall have been validly terminated in accordance with Article 8 of the Agreement; or

(i)  any event, occurrence or development of a state of circumstances or facts which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be waived only by Parent or Merger Sub, and then, in whole or in part, at any time and from time to time in the sole discretion of Parent or Merger Sub (except for any condition that, pursuant to Section 1.1(b) of the Agreement, may only be waived with the Company’s consent).

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Exhibit A

Definitions

“Action” means any claims, charges, complaints, actions, suits, arbitration, inquiries, proceedings, injunctions, demands, litigations, citations, summons, subpoenas, audits or investigations of any nature, whether at law or in equity, by or before any Governmental Authority.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Anti-Kickback Statute” means the U.S. Healthcare Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), as amended.

“Applicable Industry Laws” means (i) the FDA Act, the False Claims Act, the Anti-Kickback Statute, and HIPAA/HITECH, and any equivalent or similar Law enacted in any state in the United States, (ii) the EU Medical Device Directives and related national legislation of individual EU Member States implementing the provisions of the EU Medical Device Directives into their national laws, the relevant guidelines published by the European Commission, the EU Member States and the NBOG, and national laws of individual EU Member States governing bribery and corruption, related industry codes and physicians’ codes of professional conduct,  and (iv) all equivalent or similar Laws in any jurisdiction applicable to the Company or any of the Company Subsidiaries.

“Business Days” means “Business Days” as defined in Rule 14d-1(g)(3) promulgated by the SEC under the Exchange Act.

“CE Mark” means the symbol “CE” which is the abbreviation of French phrase “Conformité Européenne” meaning “European Conformity”.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Material Adverse Effect” means any change, event, occurrence, development or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect:

(a)  changes in conditions in the global economy or capital or financial markets generally (except to the extent such changes adversely affect the Company or any Company Subsidiaries,

1

taken as a whole, in a disproportionate manner to other companies in the medical imaging and informatics technology industry);

(b)  changes in general legal, Tax, regulatory, political, financial or business conditions in the countries in which the Company or any of the Company Subsidiaries operates (except to the extent such changes adversely affect the Company or any Company Subsidiaries, taken as a whole, in a disproportionate manner to other companies in the medical imaging and informatics technology industry);

(c)  general market or economic conditions in the industry in which the Company or any of the Company Subsidiaries operates (except to the extent such conditions adversely affect the Company or any Company Subsidiaries, taken as a whole, in a disproportionate manner to other companies in the medical imaging and informatics technology industry);

(d)  changes in applicable Laws or interpretations thereof (except to the extent such changes adversely affect the Company or any Company Subsidiaries, taken as a whole, in a disproportionate manner to other companies in the medical imaging and informatics technology industry);

(e)  changes in generally accepted accounting principles or the interpretation thereof;

(f)  in and of itself, any change in the Company’s stock price or trading volume or any failure by the Company to meet any internal financial or operating projections (including projections of cash utilization or revenue), for or during any period ending (or for which results are released) on or after the date hereof (it being agreed that the facts and circumstances giving rise to such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred);

(g)  the announcement or pendency of this Agreement or the Transactions, including any impact such announcement or pendency has on the Company’s or the Company Subsidiaries’ customers or suppliers;

(h)  in and of itself, (i) the failure of Parent and its Affiliates to meet their commitments to purchase products from the Company and the Company Subsidiaries pursuant to the terms of any Contract between Parent or any of its Affiliates, on the one hand, and the Company or any of the Company Subsidiaries, on the other hand, or (ii) so long as the Company and the Company Subsidiaries are operating in the Ordinary Course of Business, any significant decrease in the amount and pricing of products ordered by Parent and its Affiliates from the Company and the Company Subsidiaries;

(i)  the taking of any action at the request of or with the consent of Parent or Merger Sub; and

(j)  any natural disaster or other acts of God, acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (except to the extent such conditions adversely affect the Company or any Company Subsidiaries, taken as a whole, in a

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materially disproportionate manner to other companies in the medical imaging and informatics technology industry).

“Contract” means any contracts, agreements, arrangements, instruments, commitments, loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, or obligation.

“Covered Open Source License” means an “open source” license agreement which, in light of the manner that the software covered by such license agreement is actually used by the Company or the Company Subsidiaries, requires the Company or the Company Subsidiaries to license, make available, publicly disclose or publicly release any source code, or that would require the Company or the Company Subsidiaries to license, make available, publicly disclose or publicly release any proprietary code, or that would otherwise materially compromise or impair the Company’s or the Company Subsidiaries’ ability to exercise all of their rights as the owner or licensee of such software.

“Environmental Laws” means any national, supra-national, regional, Federal, foreign, state, provincial or local Law or legal requirement, including regulations, orders, permits, licenses, approvals, ordinances, directives and the common law, pertaining to (i) pollution, the environment, natural resources, and the protection of the environment or human health and safety or (ii) the presence of, use, handling, recycling, generation, treatment, storage, transportation or disposal of or employee exposure or the labeling or registration of Hazardous Substances.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages of any kind including punitive damages, consequential damages, treble damages, and natural resource damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants, costs of investigations and feasibility studies, compliance costs, abatement and cleanup costs), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party or requirement of Environmental Law, and which relate to any environmental condition, violation or alleged violation of Environmental Laws or Releases of Hazardous Substances at, from, or otherwise relating to (i) any of the Company’s or the Company Subsidiaries’ facilities or any other properties or facilities currently or formerly owned, leased, operated or otherwise used by Company or any of the Company Subsidiaries or any predecessor in interest; (ii) nearby properties or businesses; or (iii) any facilities that received Hazardous Substances generated by the Company or any of the Company Subsidiaries or any predecessor in interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ESPP” means the Magenta Employee Stock Purchase Plan.

“EU” means the European Union.

“EU Medical Device Directives” means Council Directive 90/385/EEC on active implantable medical devices, Council Directive 93/42/EEC concerning medical devices, and Directive 98/79/EC on in vitro diagnostic medical devices.

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“EU Institution” means the EU Parliament, the EU Council, the European Commission, the EU Court of Justice, the European Central Bank, and the EU Court of Auditors.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exon-Florio Amendment” means Section 721 of the Defense Production Act of 1950, as amended by Section 5021 of the Omnibus Trade and Competitiveness Act of 1988.

“False Claims Act” means the U.S. False Claims Act, 31 U.S.C. § 3729, as amended.

“FDA” means the United States Food and Drug Administration.

“FDA Act” means the U.S. Food, Drug, and Cosmetic Act, 21 U.S.C. §301 et. seq., and all applicable regulations promulgated by the FDA, as amended.

“Fully Diluted Shares” means all outstanding securities entitled to vote in the election of directors of the Company or on the adoption of this Agreement and approval of the Merger, together with all such securities which the Company would be required or permitted to issue assuming the conversion, exercise or exchange of any then-outstanding warrants, options, benefit plans or obligations, securities or instruments convertible or exchangeable into, or rights exercisable for, such securities, whether or not then convertible, exchangeable or exercisable.

“Hazardous Substances” means any materials, substances, chemicals or wastes (including biologic agents or vectors, living or genetically modified materials, culture, serum, wastes or off spec products) that are listed, classified, regulated, or characterized as hazardous, biohazardous, toxic, dangerous, explosive, radioactive, reactive, infectious, contagious, bioaccumulative, special, or as a pollutant, contaminant or words of similar meaning or effect under Environmental Laws or would otherwise form the basis of liability under such Environmental Laws, including, but not limited to, asbestos, bloodborne pathogens, radiation and radioactive materials, polychlorinated biphenyls, petroleum and petroleum products and by-products, lead, pesticides, natural gas, nuclear fuel, bacteria or fungi and medical waste.

“HIPAA/HITECH” means the security and privacy standards adopted pursuant to the Health Insurance Portability and Accountability Act of 1996 and the Health Information Technology for Economic and Clinical Health Act of 2009, 45 C.F.R. Parts 160-164, as amended.

“International Plan” means, whether or not written and whether or not required by applicable Law, any material employment, consultancy, severance or similar service agreement, plan, arrangement or policy and any other material plan or arrangement providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), medical, dental, vision or prescription benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits and post-employment or retirement benefits (including compensation, pension or insurance benefits), which is not an Employee Benefit Plan, and which is sponsored, maintained, administered, contributed to, extended or arranged by the Company or any Company

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Subsidiary and covers any current or former employee, director or independent contractor of the Company or any Company Subsidiary, where such individual is located exclusively outside of the United States.

“IRS” means the United States Internal Revenue Service.

“Knowledge” and similar phrases mean the actual knowledge after due inquiry, of each of (a) in the case of the Company, Michael Carrel, Erkan Akyuz, Stephen Andersen, Steven Canakes, Peter Goepfrich, Jim Litterer, Ian Nemerov and Vikram Simha; and (b) in the case of Parent or Merger Sub, Toshio Takiguchi, Fredric Friedberg, Keiji Tanaka.

“Lien” means, any mortgage, deed of trust, hypothecation, pledge, lien (statutory or otherwise), lease, sublease, license, claim, security interest, charge or encumbrance or transfer restriction of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest) and, with respect to capital stock, any option or other right to purchase or any restriction on voting or other rights.

“Marketable Securities” means any (a) direct obligations of the United States or any agency thereof or obligations guaranteed by the United States or any agency thereof; (b) commercial paper with a rating of at least A-1 by Standard & Poor’s, or P-2 by Moody’s Investors Services, Inc., that is scheduled to mature not more than ninety (90) days after the date of issue and that is issued by a corporation organized under the Laws of the United States or any state thereof; (c) time deposits (including certificates of deposit that are scheduled to mature not more than ninety (90) days after the date of issue) with or issued by a bank or trust company organized under the Laws of the United States or any state thereof having a combined capital and surplus of at least $500,000,000; or (d) money market funds that invest only in securities described in clauses (a) through (c) above.

“Member States” means the twenty-seven (27) member states of the EU.

“NBOG” means the Notified Bodies Operations Group.

“Notified Body” means private undertakings appointed by the competent authorities of EU Member States and responsible for conformity assessment of medical devices as specified in the EU Medical Device Directives in a competent, transparent, neutral, independent and impartial manner.

“Option” means any option granted to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any predecessor thereof to purchase shares of Company Common Stock pursuant to any of the Stock Plans (other than the ESPP).

“Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount (not less than zero) equal to (a) the Offer Price, without interest; less (b) the exercise price payable in respect of each share of Company Common Stock issuable under such Option.

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“Ordinary Course of Business” means the ordinary course of business, consistent with past practice.

“Parent Material Adverse Effect” means any change, event, occurrence, development or state of facts that, individually or in the aggregate, has had or would reasonably be expected to prevent, or materially impair or delay, the ability of either Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Offer, the Merger and the other Transactions.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Qualifying SEC Report” means (a) the Company’s Annual Report on Form 10-K for the fiscal years ended December 31, 2009 and December 31, 2010; and (b) any Company SEC Report filed on or after the date of filing of the Form 10-K for the fiscal year ended December 31, 2010 that is filed with the SEC on the SEC’s EDGAR system at least one (1) Business Day prior to the date of this Agreement.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching, migration, or other movement or presence in, into or through the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or at or from any property.

“Restricted Stock” means any share of Company Common Stock that has been issued as a restricted stock award to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any predecessor thereof pursuant to any of the Stock Plans.

“Routine IP Agreements” means (i) all non-exclusive licenses for Intellectual Property embedded in any equipment, fixtures, components or finished products, (ii) all non-exclusive implied licenses of Intellectual Property, (iii) all non-exclusive licenses for the use of any commercially available information technology systems or off-the-shelf software with aggregate fees of less than $100,000, and (iv) all maintenance or services agreements related to any commercially available information technology systems or off-the-shelf software, but in the cases of (i) — (iv) excluding any Covered Open Source Licenses.

“SEC” means the United States Securities and Exchange Commission.

“Stock Plans” means the 1997 Plan, the 1997 Director Plan, the 2006 Plan, and the ESPP.

“Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity; or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

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“Superior Proposal” means an unsolicited, bona fide written Takeover Proposal (provided, that for purposes of this definition, references to 20% in the definition of “Takeover Proposal” shall be deemed to be references to 50%) made by a third party which the Company Board determines in good faith, after consultation with outside legal counsel and the Company Financial Advisor, is on more favorable terms, including likelihood of consummation (taken as a whole), both from a financial point of view and on an overall basis including likelihood of consummation than the Offer and the Merger (after giving effect to all adjustments to the terms thereof which may be offered by Parent (including pursuant to Section 6.8(e)(ii)).

“Takeover Proposal” shall mean any indication of interest, offer or proposal (other than an indication of interest, offer or proposal made or submitted by Parent or one or more of its Subsidiaries) contemplating or otherwise relating to any transaction or series of transactions involving:  (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which the Company or the Company Subsidiaries is a constituent corporation and (i) in which a Person or “group” (as defined in the Exchange Act) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities or voting power of any class of voting securities of the Company or the Company Subsidiaries or any surviving entity or (ii) in which the Company or the Company Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of the Company or the Company Subsidiaries; (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of the Company or the Company Subsidiaries; or (c) any liquidation or dissolution of the Company or any of the Company Subsidiaries.

“Tax” or “Taxes” means all taxes, charges, fees, levies or other assessments in the nature of a tax including income, franchise, profits, corporation, capital gains, capital stock, estimated, production, environmental, goods and services, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, unemployment, severance, occupation, import, custom, stamp, capital, alternative, add-on minimum or other governmental taxes, imposed by Tax Authority, including any interest, penalties, fines or additions to tax applicable or related thereto whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person.

“Tax Authority” means any Governmental Authority or subdivision or agency thereof exercising any authority to impose, regulate or administer the imposition of Taxes.

“Tax Return” means any return, election, report, claim for refund, declaration, statement, certificate, bill, schedule or other document, together with all amendments, attachments and supplements thereto, required to be filed with any Tax Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

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“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of the Company Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

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Exhibit B

AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF
VITAL IMAGES, INC.

1.             Name.  The name of the corporation is Vital Images, Inc.

2.             Registered Office and Registered Agent.  The address of the registered office of the corporation in Minnesota is CT Corporation System, Inc., 100 South Fifth Street, Suite 1075, Minneapolis, Minnesota 55402.

3.             Authorized Shares.  The aggregate number of shares that the corporation is authorized to issue is 1,000 shares, par value $0.01 per share, all of which shares are designated as common shares.

4.             No Cumulative Voting.  There shall be no cumulative voting by the shareholders of the corporation.

5.             No Preemptive Rights.  The shareholders of the corporation shall not have any preemptive rights arising under the Minnesota Business Corporation Act.  This provision is not applicable to rights arising in connection with the a designation of rights and preferences of a series of preferred stock or arising under contract.

6.             Limitation of Directors’ Liability.  To the fullest extent permitted by the Minnesota Business Corporation Act as the same exists or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.  Neither the amendment, modification or repeal of this Article nor the adoption of any provision in these articles of incorporation inconsistent with this Article shall adversely affect any right or protection of a director or officer of the corporation with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal or adoption.

7.             Written Action by Directors.  An action required or permitted to be taken at a meeting of the board of directors of the corporation may be taken by a written action signed, or consented to by authenticated electronic communication, by all of the directors unless the action need not be approved by the shareholders of the corporation, in which case the action may be taken by a written action signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take the same action at a meeting of the board of directors of the corporation at which all of the directors were present.  A written action may be signed in separate counterparts.

8.             Written Action by Shareholders.  At any time that the corporation is not a “publicly held corporation” (as defined by Minnesota Statutes Section 302A.011, sub. 40), an

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action required or permitted to be taken at a meeting of the shareholders of the corporation may be taken without a meeting by written action signed, or consented to by authenticated electronic communication, by shareholders having voting power equal to the voting power that would be required to take the same action at a meeting of the shareholders at which all shareholders were present, but in no event may written action be taken by holders of less than a majority of the voting power of all shares entitled to vote on that action.

9.             No Dissenters’ Rights for Articles Amendments.  To the fullest extent permitted by the Minnesota Business Corporation Act as the same exists or may hereafter be amended, a shareholder of the corporation shall not be entitled to dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, an amendment of the articles of incorporation.

10.           Control Share Acquisitions.  Minnesota Statutes Section 302A.449, sub. 7, and 302A.671 (all as may be amended from time to time) concerning Control Share Acquisitions shall not apply to this corporation.

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